Exhibit 99.1

Annual Report on Form 10-K for the year ended December 31, 2002

Part II, Item 6. Selected Financial Data

(In thousands, except per share data)

                                                                                     Years Ended December 31,
                                                                 ---------------------------------------------------------------
                                                                    2002          2001          2000         1999         1998
Consolidated Statements of Operations Data
       Revenues .............................................    $ 200,087     $ 227,713     $ 340,676    $ 251,090    $ 186,548
       Gross margin .........................................       59,444        35,155       116,897       92,297       62,684
       (Loss) income from operations ........................       (3,740)      (57,852)       34,005       16,604        8,569
       (Loss) income from continuing operations .............       (1,759)      (33,117)       32,646       18,997        7,818
       Loss from discontinued  operations  related to Savvi .           --            --
         business, net of tax benefit .......................       (1,546)       (1,369)           --
       Net (loss) income ....................................       (3,305)      (34,486)       32,646       18,997        7,818
       Net  (loss) income from continuing operations per
         common share:
           Basic * ..........................................        (0.10)        (1.92)         1.92         1.18         0.49
           Diluted * ........................................        (0.10)        (1.92)         1.80         1.11         0.48
       Net (loss) income from discontinued  operations
         related to Savvi business, net of tax benefit per
         common share:
           Basic * ..........................................        (0.09)        (0.08)         1.92         1.18         0.49
           Diluted * ........................................        (0.09)        (0.08)         1.80         1.11         0.48
       Net (loss) income per common share:
         Basic * ............................................        (0.19)        (2.00)         1.92         1.18         0.49
         Diluted * ..........................................        (0.19)        (2.00)         1.80         1.11         0.48

       Weighted average shares outstanding (basic)* .........       17,495        17,249        16,974       16,158       15,854
       Weighted average shares outstanding (diluted)* .......       17,495        17,249        18,161       17,110       16,129

Consolidated Balance Sheets Data
          Working capital ...................................    $ 132,474     $ 141,940     $ 205,357    $  68,863    $  83,083
          Total assets ......................................      274,086       305,201       334,003      187,563      131,727
          Long term obligations, excluding
            current portion .................................       83,954       104,180        97,191           --           88
          Total shareholders' equity ........................      152,801       150,711       179,331      134,255      106,827

Note: The selected financial data as of the year ended December 31, 1998 has been restated to reflect the 1999 merger with Texas Micro Inc. ("Texas Micro"), which was accounted for as a pooling of interests.

* Reflects the three-for-two stock split on November 29, 1999.

Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

      Total revenue was $200.1 million for 2002 compared to $227.7 million for 2001. Net loss was $3.3 million for 2002 compared to net loss of $34.5 million for 2001. Net loss per share was $0.19, basic and fully diluted for 2002 compared to net loss per share of $2.00, basic and fully diluted for 2001.

      The net loss for the year ended December 31, 2002 includes, before income tax benefit, second quarter restructuring charge of $4.4 million, $3.0 million gain on early extinguishments of convertible subordinated notes, $1.5 million loss related to the discontinued operations associated with the Savvi business, $1.2 million gain on sale of the Company's Multibus business unit, and $1.2 million of severance and termination related expense associated with the departure of the former President and CEO. During the year ended December 31, 2002 the Company reversed $1.0 million of restructuring liabilities. The reversal of the restructuring liabilities was primarily attributable to lower than expected severance expenses, reduced future obligations associated with vacated facilities, and lower than expected settlements reached during the fourth quarter of 2002 related to the restructuring liabilities assumed resulting from the Microware acquisition (see Note 20). The second quarter restructuring charge was recorded as a result of the Company's continued efforts to improve its cost structure and to consolidate redundant facilities and functions including a net workforce reduction of 90 positions domestically and internationally. During the year ended December 31, 2002, the Company repurchased approximately $21.0 million principal amount of its 5.5% convertible subordinated notes for a gain from early extinguishments of the notes of approximately $3.0 million. During the first quarter of fiscal 2003, the Company completed the sale of its Savvi business. As a result of this sale the Company reported the financial results of its Savvi business as discontinued operations in its results of operations for the year ended December 31, 2002. In December 2002, the Company recorded a gain of $1.2 million from the sale of its Multibus business unit upon receipt of $0.7 million in proceeds and notes receivable of $0.5 million, of which $0.3 million was paid in January 2003 with the remaining balance of $0.2 million due in December 2003.

      The net loss for the year ended December 31, 2001 includes, before income tax benefit, first quarter, second quarter, and fourth quarter restructuring charges of $9.8 million, $3.2 million, and $3.9 million, respectively, and other charges totaling $26.7 million. The first quarter restructuring charge was a result of the Company's decision to consolidate all internal manufacturing operations into the Company's Hillsboro, Oregon plant, the closure of certain sales offices in France and Germany, and the elimination of approximately 200 positions throughout the Company. The second quarter restructuring charge related to the closure of the Company's Boston, Massachusetts design center and severance of approximately 58 employees. The fourth quarter restructuring charge was a result of the Company's continued efforts to improve its cost structure through consolidation of functions and facilities. Other charges for the year ended December 31, 2001 include: $24.6 million in inventory related adjustments resulting from an end-of-life acceleration for non-strategic products and from reduced demand and decreased component prices in the marketplace resulting in excess or obsolete inventory, $1.4 million loss related to the discontinued operations associated with the Savvi business, $0.8 million in charges to consolidate Company facilities, a $0.4 million permanent write-down of an investment received in connection with a prior divestiture, $0.4 million of other severance costs, and $0.5 million of fixed asset write-offs not related to restructuring events. During the first quarter of fiscal 2003, the Company completed the sale of its Savvi business. As a result of this sale the Company reported the financial results of its Savvi business as discontinued operations in its results of operations for the year ended December 31, 2001.

      On April 20, 2001, the Company acquired privately-held S-Link Corporation ("S-Link") in a cash transaction valued at approximately $4.7 million. The acquisition of S-Link was accounted for using the purchase method. On March 14, 2003, the Company sold S-Link (also referred to as Savvi) for a loss of approximately $4.3 million. See Subsequent Events in Note 22 in the Notes to Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data for further information.

      On August 27, 2001, the Company completed the acquisition of Microware Systems Corporation ("Microware"), which became a wholly-owned subsidiary of the Company. The Company believes that the acquisition of Microware provides a highly differentiated leadership position for solutions using the network processor family and offers customers complete faster-to-market solutions for certain applications. The purchase price aggregated $13.9 million in cash consideration, net of cash received, which has been paid as of December 31, 2002. The acquisition of Microware was accounted for using the purchase method.

Critical Accounting Policies and Estimates

      The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that may affect the reported amounts of assets, liabilities, and revenues and expenses. On an on-going basis, management evaluates its estimates, including those related to realization of accounts receivable, investments, inventories, intangible assets, deferred income taxes, warranty obligations, and restructuring provision. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      The Company believes the following critical accounting policies reflect its more significant judgments and estimates used in the preparation of its Consolidated Financial Statements.

Revenue Recognition

      The Company recognizes revenue from hardware product sales upon shipment to customers, provided that:

      o     an authorized purchase order has been received;

      o     the price is fixed;

      o     title has transferred;

      o     collection of the resulting receivable is probable;

      o     product returns are reasonably estimable;

      o     there are no customer acceptance requirements; and

      o there are no significant obligations remaining on the part of the Company.

      For sales to distributors, potential returns are estimated and reserved, based upon contractual limitations and historical return rates. The Company recognizes software product revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2," effective February 1, 1998 and by SOP 98-9, "Modification of SOP 97-2, `Software Revenue Recognition' with Respect to Certain Transactions." Software product revenues are recognized at the time of shipment or upon delivery of the software master, provided that:

      o     collection of the resulting receivable is probable;

      o     the fee is fixed or determinable; and

      o vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement.

      Any post-contract support included in these arrangements are recognized as earned on a straight-line basis over the terms of the contracts. Stand alone software product revenues were not significant to the Company's operations for the years reported. Service revenues include custom contract engineering work and custom software development projects and are recognized on a percentage-of-completion basis. Service revenues were not significant to the Company's operations for the years reported. Non-recurring engineering revenue is recognized upon completion of certain engineering milestones.

Allowance for Doubtful Accounts

      The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate resulting in an impairment of their ability to make payments, additional provisions for doubtful accounts may be required.

Inventory Reserves

      The Company records provision for inventory reserves for estimated obsolete or unmarketable inventories which are equal to the difference between the cost of inventories and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional provisions for inventory reserves may be required.

Long-Lived Assets

      Property and equipment, and identifiable intangible assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Disposal of Long-Lived Assets," ("SFAS 144"). The Company assesses impairment of property and equipment and identifiable intangible assets whenever changes in circumstances indicate that the carrying values of the assets may not be recoverable.

      Goodwill represents the excess of cost over the assigned value of the net assets in connection with all acquisitions. Goodwill is reviewed for impairment in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142"). SFAS 142 requires goodwill to be tested for impairment annually and under certain circumstances. SFAS 142 also mandates that the assets be written down when impaired, rather than be amortized as previous standards required.

      During the year ended December 31, 2002 and through the date of this report, the Company's stock has traded at lower levels compared to previous periods. If the Company's stock price does not recover to higher levels within the next few months, the Company may update its impairment analysis and may incur impairment losses on goodwill and intangible assets.

      When the Company determines that the carrying value of property and equipment, identifiable intangible assets, or goodwill will not be recoverable, the Company calculates and records impairment losses based upon a future discounted cash flow method. The Company estimates future discounted cash flows using assumptions about the expected future operating performance of the Company. The Company's estimates of discounted cash flows may differ from actual cash flow due to, among other things, technological changes, economic conditions, or changes to its business operations.

Accrued Restructuring

      The Company has recorded restructuring charges in light of economic downturns and reduced customer demand. These restructuring charges include employee termination and related costs, costs related to leased facilities that will be vacated and potentially subleased, losses on impairment of fixed assets and capitalized software and other accounting and legal fees. Employee termination and related costs have been recorded in accordance with the provisions of Emerging Issues Task Force No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." For leased facilities that will be vacated and potentially subleased, the amount equal to the total future lease obligations from the date of vacating the premises through the expiration of the lease net of any future sublease income is recorded as a part of restructuring charges. For property and equipment, and capitalized software to be written off, the impairment losses are recorded in accordance with the provisions of SFAS 144. In June 2002, Financial Accounting Standard Board ("FASB") issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS 146"). SFAS 146 requires that liabilities for costs associated with an exit or disposal activities be recognized and measured initially at fair value in the period in which the liabilities are incurred. The Company will record any future restructuring charges in accordance with the provisions of SFAS 146. See "Recent Accounting Pronouncements" below.

Accrued Warranty

      The Company provides for the estimated costs of product warranties upon recognition of revenues. The Company engages in extensive product quality programs and processes. The Company's warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage, or service delivery costs differ from the Company's estimates, additional provisions to the estimated warranty liability may be required. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others," ("FIN 45"), which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has adopted the disclosure requirements of FIN 45 as of December 31, 2002 and expects the financial impact of the recognition provisions of FIN 45 to have an immaterial effect on the Company's financial position and results of operations. See "Recent Accounting Pronouncements" below.

Income Taxes

      The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the assets and liabilities. In accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," ("SFAS 109"), the Company records a valuation allowance to reduce deferred tax assets to the amount expected to "more likely than not" be realized in its future tax returns. Should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, adjustments to the valuation allowance for deferred tax assets may be required.

Results of Operations

      The following table sets forth certain operating data as a percentage of revenues for the years ended December 31, 2002, 2001, and 2000.

                                                                        Years Ended December 31,
                                                                      ---------------------------
                                                                       2002      2001       2000
                                                                      -----      -----      -----
Revenues .........................................................    100.0%     100.0%     100.0%
Cost of sales ....................................................     70.3       84.6       65.7
                                                                      -----      -----      -----
Gross margin .....................................................     29.7       15.4       34.3
Research and development .........................................     13.9       14.5       10.9
Selling, general, and administrative .............................     15.0       15.5       11.5
Goodwill amortization ............................................       --        2.4        1.6
Intangible assets amortization ...................................      1.5        0.9         .3
Gain on sale of Multibus, net of expenses ........................     (0.6)        --         --
Restructuring charges ............................................      1.7        7.5         --
                                                                      -----      -----      -----
(Loss) income from operations ....................................     (1.8)     (25.4)      10.0
Interest (expense) income, net ...................................     (1.3)      (0.1)       0.4
Other income (expense), net ......................................      0.9       (0.8)       1.5
                                                                      -----      -----      -----
(Loss) income from continuing operations before income tax benefit
   (provision) ...................................................     (2.2)     (26.3)      11.9
Income tax benefit (provision) ...................................      1.3       11.8       (2.3)
                                                                      -----      -----      -----
(Loss) income from continuing operations .........................     (0.9)     (14.5)       9.6
                                                                      -----      -----      -----
Loss on discontinued operations related to Savvi business, net
   of tax benefit ................................................     (0.7)      (0.6)        --
                                                                      -----      -----      -----
Net (loss) income ................................................     (1.6)%    (15.1)%      9.6%
                                                                      =====      =====      =====

Comparison of Year 2002 and Year 2001

      Revenues. Revenues decreased $27.6 million or 12.1% from $227.7 million in 2001 to $200.1 million in 2002. The decrease in revenues was principally attributable to lower customer sales as a result of the overall poor economic conditions and the related downturn within the Company's three primary markets: commercial systems, service provider systems, and enterprise systems. As of December 31, 2002, the Company's backlog was approximately $23.8 million compared to backlog of approximately $26.0 million as of December 31, 2001.

      Gross Margin. Gross margin increased to 29.7% of revenues in 2002 compared to 15.4% for the year ended December 31, 2001. The increase in gross margin as a percentage of revenues for the year ended December 31, 2002 was primarily attributable to favorable absorption due to increased utilization of manufacturing capacity from the prior year, lower excess and obsolete inventory provisions, and material cost reductions throughout 2002. Gross margin for the year ended December 31, 2001 factored in charges for excess and obsolete inventory of $3.9 million, $6.8 million, and $13.9 million recorded in first, second, and fourth quarters, respectively, of 2001. Gross margin for 2001 excluding the inventory write-downs throughout the year was 26.2%. The Company seeks to price its products for new design wins to achieve an average gross margin of approximately 32% to 35%.

      Research and Development. Research and development expenses decreased by $5.4 million or 16.4% from $33.2 million in 2001 to $27.7 million in 2002. The decrease for the year ended December 31, 2002 resulted from lower spending attributable to additional cost control measures initiated and implemented during the year. The Company's long-term goal is for research and development funding to be between 10% to 12% of total revenues as the Company believes in the significant role its research and development activities play in its quest for technological innovations and continued growth.

      Selling, General, and Administrative Expenses. Selling, general, and administrative ("SG&A") expenses decreased by $5.1 million or 14.6% from $35.2 million for the year ended December 31, 2001 to $30.1 million the year ended December 31, 2002. The decrease in 2002 was primarily due to lower spending as a result of cost control measures taken throughout the year. SG&A expenses, at 15.0% of revenues for 2002 compared to 15.5% for 2001, decreased slightly due to the aforementioned expense reductions and a decline in revenues for the year ended December 31, 2002. Overall, the Company's long-term goal is for SG&A expenses to range from 9% to 10% of total revenues in order to achieve optimum efficiency and effectiveness.

      Goodwill Amortization. There was no goodwill amortization expense for the year ended December 31, 2002 compared to $5.5 million for the year ended December 31, 2001. The Company ceased the amortization of goodwill effective January 1, 2002 in order to comply with the provisions of SFAS 142. SFAS 142 requires goodwill to be tested for impairment annually, and under certain circumstances, written down when impaired, rather than being amortized as previous standards required. To comply with this provision of SFAS 142, the Company conducted and completed a goodwill impairment analysis during the six months ended June 30, 2002. Based upon the analysis, the Company has concluded that as of January 1 and June 30, 2002, there was no goodwill impairment. The Company updated its goodwill impairment analysis through September 30, 2002 and concluded that as of September 30, 2002, there was no goodwill impairment. Management concluded there was no indication of material changes requiring an updated goodwill impairment analysis as of December 31, 2002. The Company may be required, under certain circumstances, to update its impairment analysis and may incur losses on its acquired goodwill and intangible assets.

      Intangible Assets Amortization. Intangible assets amortization expense increased by $1.0 million or 47.6% from $2.1 million for the year ended December 31, 2001 to $3.1 million for the year ended December 31, 2002. The increase in intangible assets amortization is principally attributable to a full year of amortization on $11.2 million of intangible assets resulting from the acquisition of Microware completed in August 2001. Amortization periods for intangible assets range from 4 to 15 years.

      In July 2001, the FASB issued SFAS 142, which supersedes Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets." The Company complied with SFAS 142 as it related to the Microware acquisition, amortizing purchased intangibles since the date of acquisition and not amortizing the associated goodwill. The goodwill acquired through the purchase of Microware and all other intangible assets have been and will periodically be evaluated for impairment as required under SFAS 142 and 144.

      Gain on Multibus Sale. On November 5, 2002, the Company completed the sale of its Multibus business unit recording a gain of $1.2 million, net of expenses arising from the disposal. The gain was recorded as a part of income from operations in accordance with the provisions of SFAS 144.

      Restructuring. Beginning in the first quarter of 2001, the Company initiated a restructuring of its operations in light of overall market conditions and the economic downturn. The Company recorded additional restructuring charges during the second quarter of 2001, the fourth quarter of 2001, and the second quarter of 2002. These measures, which included workforce reductions, consolidation of certain facilities, fixed asset and capitalized software write-downs, and other costs, were largely intended to align the Company's capacity and infrastructure to anticipated demands for the Company's products.

      Second Quarter 2002 Restructuring Charge

      In June 2002, the Company recorded a restructuring provision of $4.4 million as a result of its continued efforts to improve its cost structure and consolidate redundant functions and facilities. The restructuring charge included a net workforce reduction of approximately 90 employees, the closure of the Houston, Texas Design Center, and the consolidation of certain domestic and international sales and service offices.

      Costs included in the charges were: (i) employee termination and related costs, (ii) facility charges related to vacating various locations both domestically and internationally, (iii) write-downs of property and equipment impaired as a result of the restructuring, and (iv) other charges including legal and accounting fees. Of the $4.4 million in restructuring charges, approximately $3.3 million consisted of cash expenditures. The Company realized reduced quarterly operating expenses of approximately $2.2 million as a result of these actions.

      The following table summarizes the write-offs and expenditures related to the second quarter 2002 restructuring charge:

(In thousands)

                              Employee
                           termination and                 Property and        Other
                            related costs    Facilities      equipment        charges          Total
                           ---------------   ----------    ------------       -------         -------
Restructuring costs ..        $ 2,606         $   750         $   530         $   465         $ 4,351
Expenditures .........         (1,827)           (205)             10             (46)         (2,068)
Write-offs/adjustments           (182)             19            (366)              6            (523)
                              -------         -------         -------         -------         -------
Balance accrued as of
   December 31, 2002 .        $   597         $   564         $   174         $   425         $ 1,760
                              =======         =======         =======         =======         =======

      Employee termination and related costs consist of severance, insurance benefits, and related costs associated with the elimination of 70 domestic positions and 20 international positions. All affected employees were notified prior to June 30, 2002; however, the costs associated with these terminations will continue to be paid through the quarter ending June 30, 2003. As of December 31, 2002, the Company had paid $1.8 million of severance costs and recorded adjustments of $0.2 million for the over-accrual of severance costs related to this restructuring charge.

      Included in the facilities charge is $0.8 million related to the decision to vacate leased spaces at two of the Company's domestic locations and four international locations. Lease costs for these facilities are charged against the restructuring accrual on a monthly basis upon vacation of the premises until the lease contracts expire or the facilities are sub-leased. If the facilities are not sub-leased, the outstanding facilities accrual may need to be increased. As of December 31, 2002, the Company had paid $0.2 million, net of sub-lease income, to satisfy the lease obligation.

      The property and equipment charge of $0.5 million is comprised of the net book value of the remaining computer hardware, manufacturing test equipment, and furniture and fixtures at the Houston, Texas facility and the net book value of furniture and fixtures, computer hardware, and computer software at Netherlands, Germany, and one of the United Kingdom facilities. The Company's decision to completely vacate the Texas, Netherlands, Germany, and one of the United Kingdom facilities during the second quarter prompted the need to write-off the net book value of part or all of the remaining assets at these locations. As of December 31, 2002, the Company had recorded $0.4 million to write-off the net book value of the assets.

      Other charges include legal and accounting fees related to the restructuring plan. As of December 31, 2002, the Company had paid $0.05 million in legal fees.

      2001 Restructuring Charges

      During 2001, RadiSys recorded three restructuring charges for a total of $17.0 million, of which $9.8 million are expected to require cash expenditures and $7.2 million for non-cash charges. These restructuring charges occurred in the first, second, and fourth quarters. The following table summarizes the write-offs and expenditures related to the 2001 restructuring charges:

(In thousands)

                               Employee
                             termination      Leasehold
                             and related   improvements and   Property and     Capitalized         Other
                                costs         facilities        equipment        software         charges            Total
                             -----------   ----------------   ------------     -----------        --------         --------
Restructuring costs ..        $  4,989         $  6,100         $  2,974         $  2,588         $    337         $ 16,988
Expenditures .........          (4,037)            (495)              --               --             (102)          (4,634)
Write-offs/adjustments              --             (219)          (2,974)          (2,588)              --           (5,781)
                              --------         --------         --------         --------         --------         --------
Balances accrued as of
     December 31, 2001             952            5,386               --               --              235            6,573
Expenditures .........            (390)          (1,595)              --               --              (37)          (2,022)
Write-offs/adjustments            (562)            (668)              --               --              (93)          (1,323)
                              --------         --------         --------         --------         --------         --------
Balances accrued as of
     December 31, 2002        $     --         $  3,123         $     --         $     --         $    105         $  3,228
                              ========         ========         ========         ========         ========         ========

      The employee termination and related costs pertaining to the 2001 restructuring charges included the elimination of approximately 300 domestic and 25 international positions. The employment reductions primarily affected employees in manufacturing, sales, and office support functions. The leasehold improvements, facilities, and equipment charges related to the decision to completely eliminate manufacturing operations in Houston, Texas and vacate several domestic and international sales offices and design centers. The impairment of capitalized software was associated with the acceleration of end-of-life product strategies at one of the restructured design centers and the cancellation of all non-strategic in-process capitalized software efforts. Other charges included legal and accounting fees associated with the restructuring activities.

      These restructuring charges included employee termination and related costs of $5.0 million of which $4.0 million and $0.4 million were paid during the years ended December 31, 2001 and 2002, respectively, along with adjustments of $0.6 million recorded during the year ended December 31, 2002. Of the facility and leasehold improvement charges relating the vacated leased facilities of $6.1 million, $0.5 million and $1.6 million were paid along with adjustments of $0.2 million and $0.7 million recorded during the years ended December 31, 2001 and 2002, respectively. Impairment losses on property and equipment of $3.0 million and on capitalized software of $2.6 million were recorded during the year ended December 31, 2001. Of the other charges of $0.3 million, $0.1 million and $0.04 million were paid during the years ended December 31, 2001 and 2002, respectively, along with adjustments of $0.1 million recorded during the year ended December 31, 2002.

      Interest Expense, net. Net interest expense increased $2.4 million from $0.2 million for the year ended December 31, 2001 to $2.6 million for the year ended December 31, 2002. The primary reason for the increase in net interest expense of $2.4 million was due to the average interest rate yields on short-term and long-term investments falling from average interest rates of 5% for 2001 to average interest rates of 3% for 2002, partially offset by lower interest expense from the repurchase of approximately $21.0 million subordinated notes. The Company used $17.5 million of cash in the repurchase of the convertible subordinated notes and $1.1 million of cash to repurchase 147,000 shares of the Company's common stock during the year ended December 31, 2002. The Company incurred interest expense of $0.5 million and $0.2 million for the years ended December 31, 2002 and 2001, respectively, related to the mortgage of the building acquired through the purchase of Microware completed in August 2001.

      Other Income (Expense), net. Net other income increased by $3.8 million from ($1.9) million of expense for the year ended December 31, 2001 to $1.9 million of income for the year ended December 31, 2002. This increase was primarily attributable to the $3.0 million gain on early extinguishments of convertible subordinated notes recorded during the year ended December 31, 2002 (see "Gain on early extinguishments of convertible subordinated notes" below), offset by an increase in foreign exchange losses of ($0.5) million from ($0.8) million to ($1.3) million for the years ended December 31, 2001 and 2002, respectively. The foreign exchange losses are primarily a result of a weak US dollar relative to European currencies. Additionally, the Company wrote off $0.5 million of fixed assets not related to restructuring activities during the year ended December 31, 2001. Furthermore, during the quarter ended March 31, 2001, the Company recorded a ($0.4) million realized loss on the investment in GA eXpress ("GA") stock. The Company holds shares in GA as a result of the 1996 sale of Texas Micro's Sequoia Enterprise Systems business unit to GA in exchange for stock.

      Gain on early extinguishments of convertible subordinated notes. During the year ended December 31, 2002, the Company repurchased approximately $21.0 million principal amount of its 5.5% convertible subordinated notes, with associated net discount of $0.6 million for $17.5 million cash in negotiated transactions with third parties. The early extinguishments of the notes resulted in a gain of approximately $3.0 million for the year ended December 31, 2002, of which $1.3 million was reclassified during the quarter ended June 30, 2002 in accordance with SFAS 145. The Company elected early adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," ("SFAS 145") and, accordingly, reclassified the extraordinary gain of $0.8 million and its income tax effect of $0.5 million to a gain from early extinguishments of convertible subordinated notes of $1.3 million during the quarter ended June 30, 2002.

      Income Taxes. The Company recorded a tax benefit from continuing and discontinued operations combined of $5.1 million and $28.0 million for the years ended December 31, 2002 and 2001, respectively. The Company's effective tax rate was (60.7%) in 2002 compared to (44.8%) in 2001. The Company's current effective tax rate differs from the statutory rate primarily due to the impact of research and development tax credits generated in 2002, the tax impact of certain foreign tax planning strategies, and the amortization of goodwill associated with past acquisitions.

      At December 31, 2002, the Company had net deferred tax assets of $29.0 million. Valuation allowances of $16.2 million and $19.3 million, as of December 31, 2002 and 2001, respectively, have been provided for deferred income tax assets related primarily to net operating loss and tax credit carryforwards that may not be realized. The decrease in valuation allowance of $3.1 million for the year ended December 31, 2002 compared to the year ended December 31, 2001 is primarily attributable to $0.9 million and $2.2 million of expired net operating losses arising from the acquisitions of Microware and Texas Micro, respectively, partially offset by foreign tax credit carryforwards. Any tax benefits subsequently recognized from the acquired Microware net operating loss carryforwards would be allocated to goodwill. The utilization of the net deferred tax assets will require that the Company generate at least $97.0 million in future taxable income over a five-year time frame. Management expects the Company to return to past levels of profitability, and therefore believes that it is more likely than not to be able to utilize the net deferred tax assets.

      The Company's future effective tax rate could be lower than the statutory rate if future taxable income is higher than what is currently anticipated through the release of some or all of the recorded valuation allowance. In contrast, the Company's effective tax rate could be adversely affected if future taxable income is lower than anticipated or by unfavorable changes in tax laws and regulations.

      The Company is under audit by the Internal Revenue Service ("IRS") for years 1999 through 2001. The federal income tax return for fiscal 2002 will be audited once it is filed. The IRS also has the option to review the years 1996 through 1998 with respect to the net operating losses carried back to those years. If the outcome of the audit is unfavorable and is upheld, the Company may be required to record additional liability, lose deferred tax assets, and/or make cash payments for additional taxes, penalties and/or interest. Such amounts could be material, and could have a material adverse effect on the Company's financial condition, results of operations and liquidity. While management believes at this time that no such adverse result is forthcoming, it is not possible to predict the outcome of the audit with certainty.

      Discontinued Operations. On March 14, 2003, the Company completed the sale of its Savvi business resulting in a loss of $4.3 million. As a result of this transaction, the Company recorded $4.1 million in write-offs of goodwill and intangible assets in the first quarter of 2003. The total $4.7 million loss from discontinued operations recorded for the three months ended March 31, 2003 includes the $4.3 million loss on the sale of the Savvi business as well as $393 thousand of net losses incurred by the business unit during the quarter, before the business unit was sold. For the year ended December 31, 2002 $3.9 million of revenues and expenses and $2.4 million of tax benefit were reclassified from continuing operations to loss from discontinued operations as a result of the sale of the Savvi business in the first quarter of 2003.

Comparison of Year 2001 and Year 2000

      Revenues. Revenues decreased $113.0million or 33.2% from $340.7 million in 2000 to $227.7 million in 2001. The decrease in revenues was principally attributable to lower customer sales as a result of the overall poor economic conditions and the related downturn within the Company's three primary markets: communications infrastructure equipment, medical equipment, and electronics assembly equipment. As of December 31, 2001, the Company's backlog was approximately $26.0 million compared to backlog of approximately $60.1 million as of December 31, 2000.

      Gross Margin. Gross margin decreased to 15.4% of revenues in 2001 compared to 34.3% for the year ended December 31, 2000. The decrease in gross margin as a percentage of revenues for the year ended December 31, 2001 was primarily attributable to unfavorable absorption due to reduced utilization of manufacturing capacity resulting from decreased revenues and inventory related adjustments of $3.9 million, $6.8 million, and $13.9 million in the first, second, and fourth quarters, respectively. Gross margin for 2001 excluding the inventory write-downs throughout the year was 26.2%.

      Research and Development. Research and development expenses decreased by $4.1 million or 11.0% from $37.3 million in 2000 to $33.2 million in 2001. The decrease for the year ended December 31, 2001 was a result of lower spending as a result of additional cost control measures, initiated and completed during the year ended December 31, 2001, and reduced incentive compensation. These cost savings were partially offset by increases in engineering headcount of 31 employees since December 31, 2000. Most of the increase in engineering headcount resulted from the Microware acquisition in August 2001. The increase in research and development spending as a percentage of revenue for the year ended December 31, 2001 was associated with the decline in revenues during 2001.

      Selling, General, and Administrative Expenses. SG&A expenses decreased by $3.8 million or 9.7% for the year ended December 31, 2001 compared to the year ended December 31, 2000. The decrease in 2001 was primarily due to lower spending, as a result of cost control measures including a reduction in sales commission expense and other incentive expenses resulting from lower sales. The increase as a percentage of revenues for 2001 resulted from a decline in revenues.

      Goodwill Amortization. Goodwill amortization remained at $5.5 million for the years ended December 31, 2001 and 2000 despite the increase of $0.4 million in amortization of goodwill arising from the purchase of S-Link offset by the decision to decrease the estimate of the total goodwill associated with the 1999 acquisition of Open Computing Platform ("OCP"). This reduction was based upon a decline in the expected future obligation to be owed to IBM as defined in the acquisition agreement. The decision to decrease the OCP estimate in the fourth quarter of 2000 reduced the annual amortization expense by $0.4 million for 2001 compared to 2000.

      Intangible Assets Amortization. Intangible assets amortization expense increased by $1.0 million or 90.9% from $1.1 million for the year ended December 31, 2000 to $2.1 million for the year ended December 31, 2001. The increase in intangible assets amortization is principally attributable to $1.0 million in amortization on the $11.2 million intangible assets purchased through the acquisition of Microware completed in August 2001. Amortization periods for intangible assets range from four to 15 years.

      Restructuring Charges. Beginning in the first quarter of 2001, the Company initiated a restructuring of its operations in light of overall market conditions and the economic downturn. The Company recorded additional restructuring charges during the second quarter of 2001 and the fourth quarter of 2001. These measures, which included workforce reductions, consolidation of certain facilities, fixed asset and capitalized software write-downs, and other costs, were largely intended to align the Company's capacity and infrastructure to anticipated demands for the Company's products.

      During 2001, the Company recorded three restructuring charges for a total of $17.0 million. These restructuring charges included employee termination and related costs of $5.0 million, facility and leasehold improvement charges relating to the leased facilities that were vacated of $6.1 million, impairment of property and equipment of $3.0 million, impairment of capitalized software of $2.6 million, and other charges of $0.3 million.

      The employee termination and related costs pertaining to the 2001 restructuring charges included the elimination of approximately 300 domestic and 25 international positions. The employment reductions primarily affected employees in manufacturing, sales, and office support functions. The facility and leasehold improvements charges and the equipment charges related to the decision to completely eliminate manufacturing operations in Houston, Texas and vacate several domestic and international sales offices and design centers. The impairment of capitalized software was associated with the acceleration of end-of-life product strategies at one of the restructured design centers and the discontinuance of all non-strategic in-process capitalized software efforts. Other charges included legal and accounting fees associated with the restructuring activities.

      Interest (Expense) Income, net. Net interest expense increased $1.4 million for the year ended December 31, 2001 compared to the year ended December 31, 2000. The primary reason for the decrease in net interest expense was due to the payment of interest expense at 5.5% on $100.0 million convertible subordinated notes for the full year of 2001 offset by interest income on short-term and long-term investments with average interest rates of 5% 2001. During the first three quarters of 2000, the Company did not hold any short-term investments or debt, but did receive interest income on its overnight cash investment account, net of interest expense on $13.9 million borrowed against its $20.0 million line of credit with a bank at an interest rate of 8.5%. At the end of the third quarter of 2000, the Company increased its amount of cash for investment by issuing $120.0 million convertible subordinated notes with an interest rate of 5.5%, of which $20.0 million was repurchased during the fourth quarter of 2000.

      Other (Expense) Income, net. Net other expense increased by $7.1 million for the year ended December 31, 2001 compared to the year ended December 31, 2000. The impact of foreign exchange rate fluctuations for the year ended December 31, 2001 resulted in expense of approximately $0.8 million compared to $0.5 million in 2000. Additionally, the Company wrote off $0.5 million of fixed assets not related to restructuring activities during the year ended December 31, 2001. Further, the Company sold 367,000 shares of GA common stock during the first quarter of 2000, for a gain of $0.9 million. The Company holds shares in GA as a result of the 1996 sale of Texas Micro's Sequoia Enterprise Systems business unit to GA in exchange for stock. The Company reclassified its gain on early extinguishment of convertible subordinated notes of $5.1 million including related income tax effects to Other (Expense) Income from extraordinary gain on early extinguishment of convertible subordinated notes for the year ended December 31, 2000 in accordance with the provisions of SFAS 145.

      Income Taxes. The Company recorded a tax benefit from continuing and discontinued operations of $28.0 million for 2001 and a tax provision of $7.8 million for 2000. The Company's effective tax rate was (44.8%) in 2001, compared to 19.2% in 2000. The Company's effective tax rate in 2001 differed from the statutory rate primarily due to the impact of research and development tax credits generated in 2001, the application of additional tax credits to prior year returns, and the U.S. income tax benefits on foreign export sales.

      At December 31, 2001, the Company recorded net deferred tax assets of $33.8 million after providing a valuation allowance of $19.3 million due to the uncertainty of realization of certain net operating loss and tax credit carryforwards.

      Valuation allowances of $19.3 million and $13.5 million, as of December 31, 2001 and 2000, respectively, have been provided for deferred income tax assets related primarily to net operating loss carryforwards that may not be realized. The increase in valuation allowance in the year ended December 31, 2001 compared to the year ended December 31, 2000 primarily relates to net operating loss carryforwards arising from the acquisitions of Microware and Texas Micro. Any tax benefits subsequently recognized for the acquired Microware net operating loss carryforwards would be allocated to goodwill.

      Discontinued Operations. On March 14, 2003, the Company completed the sale of its Savvi business resulting in a loss of $4.3 million. As a result of this transaction, the Company recorded $4.1 million in write-offs of goodwill and intangible assets in the first quarter of 2003. The total $4.7 million loss from discontinued operations recorded for the three months ended March 31, 2003 includes the $4.3 million loss on the sale of the Savvi business as well as $393 thousand of net losses incurred by the business unit during the quarter, before the business unit was sold. For the year ended December 31, 2001 $2.5 million of revenues and expenses and $1.1 million of tax benefit were reclassified from continuing operations to loss from discontinued operations as a result of the sale of the Savvi business in the first quarter of 2003.

Liquidity and Capital Resources

      As of December 31, 2002, RadiSys had $33.1 million in cash and cash equivalents, $72.7 million in short-term investments, and working capital of $132.5 million.

      The following table summarizes selected financial information for each of the years ended on the dates indicated:

(In thousands)

                                                     December 31,    December 31,    December 31,
                                                         2002            2001            2000
                                                     ------------    ------------    ------------
Working capital ...............................        $132,474        $141,940        $205,357
Cash and cash equivalents .....................        $ 33,138        $ 29,036        $ 40,621
Short-term investments, net ...................        $ 72,661        $ 71,117        $ 93,264
Accounts receivable, net ......................        $ 27,473        $ 41,694        $ 68,241
Inventories, net ..............................        $ 24,864        $ 32,651        $ 53,247
Long-term investments, net ....................        $ 13,128        $ 13,197        $     --
Accounts payable ..............................        $ 18,933        $ 24,512        $ 32,602
Convertible subordinated notes, net of discount        $ 77,366        $ 97,521        $ 97,191

      Cash and cash equivalents increased by $4.1 million from $29.0 million at December 31, 2001 to $33.1 million at December 31, 2002. Activities impacting cash and cash equivalents are as follows:

      Cash Flows

(In thousands)

                                                                       Years Ended December 31,
                                                            ---------------------------------------------
                                                               2002              2001              2000
                                                            ---------         ---------         ---------
Cash provided by operating activities ..............        $  23,230         $   5,353         $  41,752
Cash used in investing activities ..................           (6,568)          (19,887)         (109,950)
Cash (used in) provided by financing activities ....          (15,075)            2,317            93,482
Effects of exchange rate changes on cash ...........            2,515               632              (371)
                                                            ---------         ---------         ---------
Net increase (decrease) in cash and cash equivalents        $   4,102         $ (11,585)        $  24,913
                                                            =========         =========         =========

      Working capital decreased $9.4 million from $141.9 million in 2001 to $132.5 million in 2002. The net decrease in working capital year-over-year was related to the net decrease in accounts receivable of $14.2 million, the net decrease of inventories of $7.8 million, the decease in accounts payable of $5.6 million, and the decrease in accrued restructuring of $2.3 million, which were partially offset by the net decrease in current deferred tax assets of $6.0 million.

      The net decrease in accounts receivable of $14.2 million from 2001 to 2002 resulted from lower sales volume in 2002 as well as an improvement in average days sales outstanding ("DSO") from 68 days at the end of 2001 to 52 days exiting 2002. The decline in inventory of $0.7 million was primarily a result of the Company's efforts to carefully manage inventory levels in order to meet future customer demands while attempting to mitigate high levels of inventory obsolescence throughout 2002.

      Net cash used in investing activities was $6.6 million, $19.9 million, and $110.0 million for 2002, 2001, and 2000, respectively. Significant investing activities affecting cash and cash equivalents for the year ended December 31, 2002 include $91.4 million in purchases of held-to-maturity investments offset by $88.0 million in proceeds from maturities of held-to-maturity investments, and $3.4 million of capital expenditures. Cash expenditures for business acquisitions during 2001 consisted of the purchase of S-Link for approximately $4.5 million (and $0.2 million for equipment), the purchase of Microware for approximately $13.6 million (an additional $0.3 million has been accrued) and $2.8 million for the increased purchase price for the OCP acquisition based upon a formula tied to certain OCP revenues pursuant to the acquisition agreement. This $2.8 million payment was recorded in 2000, but paid in 2001. The Company accrued a $1.1 million increase in the purchase price for the OCP acquisition in 2001 that was paid during the first quarter of 2002. Capital expenditures for 2002 of $3.4 million primarily consisted of improvements in information technology infrastructure. Capital expenditures for 2001 of $4.6 million primarily consisted of SAP implementation costs and network upgrades. Capital expenditures for 2000 of $14.1 million primarily consisted of purchases of a building and land adjacent to the Hillsboro facility, SAP implementations and network upgrades.

      Net cash (used in) provided by financing activities was ($15.1) million, $2.3 million, and $93.5 million for 2002, 2001, and 2000, respectively. Financing activities for the year ended December 31, 2002 consisted of $3.6 million of proceeds from issuance of common stock in connection with the purchase of shares under the Employee Stock Purchase Plan. This increase was offset by the early extinguishments of convertible subordinated notes of $17.5 million and the repurchase of 147,000 shares of RadiSys stock for $1.1 million. Financing activities for the year ended December 31, 2001 consisted of $5.6 million of proceeds from issuance of common stock in connection with exercise of options under the 1995 Stock Incentive Plan and the purchase of shares under the Employee Stock Purchase Plan. This increase was offset by the repurchase of 74,000 shares of RadiSys stock for $1.0 million. Subsequent to the purchase of Microware, the Company paid off Microware's 8% Convertible Debenture with Elder Court for $2.2 million, of which $0.5 million represented a payment on early settlement of the debenture. Significant financing activities for the year ended December 31, 2000 included $116.1 million in net proceeds from the original issuance of $120.0 million convertible subordinated notes, less the repurchase of $20.0 million principal amount of convertible subordinated notes for $14.6 million, and $14.1 million in proceeds from issuance of common stock. These activities were offset by the repayment of the line of credit of $13.9 million and the repurchase of 297,000 shares of stock for $8.1 million.

      Sale of Held-to-Maturity Investment

      Short-term investments with an original maturity date greater than three months are classified as investments held-to-maturity and are stated at amortized cost in the Consolidated Balance Sheets. These investments are classified as held-to-maturity because the Company has the intent and ability to hold these securities to maturity. In 2001, however, RadiSys sold one of its long-term held-to-maturity investments in order to comply with its investment policy, when it was determined that it held investments totaling more than $10.0 million with two different issuers which became affiliated with each other, via a merger. RadiSys' investment policy stipulates that the Company limit its investment to $10.0 million in any financial instrument with any one issuer, except with those backed by the U.S. Government. RadiSys sold one of the affiliated investments with a par value of $5.0 million and cost basis of $5.1 million for approximately $5.2 million, of which $0.1 million related to accrued interest and $0.02 million related to a gain on sale of investment. This sale does not represent a material contradiction to the Company's stated intent to hold the securities to maturity and does not establish a pattern of such sales.

      Stock Repurchase Program

      During the fourth quarter of 2001, the Company's Board of Directors authorized the repurchase of up to 500,000 of its outstanding shares of common stock. The 2001 stock repurchase program expired during the third quarter of 2002, at which time the Board of Directors authorized a new stock repurchase program for the repurchase of up to 500,000 of its outstanding shares of common stock. During the years ended December 31, 2002, 2001 and 2000, the Company repurchased 147,000, 74,000 and 297,000 of outstanding shares, respectively, in the open market or through privately negotiated transactions for $1.1 million, $1.0 million, and $8.1 million, respectively. The timing and size of any future stock repurchases are subject to market conditions, stock prices, cash position, and other cash requirements.

      Line of Credit

      Subsequent to December 31, 2002, the Company renewed its line of credit facility for $20.0 million at an interest rate based upon the lower of the bank's prime rate or London Inter-Bank Offered Rate ("LIBOR") plus 1%, which expires on March 31, 2004. The line of credit is secured by the Company's non-equity investments. Pursuant to the provisions of the security agreement, the market value of these investments must exceed 125% of the facility amount, and the investments must meet specified investment grade ratings.

      As of December 31, 2002 and 2001, there was no outstanding balance on the line of credit.

      Convertible Subordinated Notes

      During the quarter ended September 30, 2000, RadiSys received $116.1 million in net proceeds, after discount and net issuance costs, from a private placement of $120.0 million aggregate principal amount, of 5.5% convertible subordinated notes due August 2007. The notes are unsecured obligations convertible into RadiSys Common Stock at a conversion price of $67.80 per share and are subordinated to all present and future senior indebtedness of the Company. Interest on the subordinated notes accrues at 5.5% per year and is payable semi-annually on February 15 and August 15. Payments commenced on February 15, 2001. In October 2000, RadiSys repurchased $20.0 million principal amount of the 5.5% convertible subordinated notes for $14.6 million in a negotiated transaction with a third party. The early extinguishment of the notes resulted in gain of approximately $5.1 million.

      During the year ended December 31, 2002, RadiSys' Board of Directors authorized the repurchase, in the open market or through privately negotiated transactions, of up to $30.0 million of the Company's 5.5% convertible subordinated notes. This authorization expired on February 21, 2003.

      For the year ended December 31, 2002, the Company repurchased approximately $21.0 million principal amount of the 5.5% convertible subordinated notes, with an associated net discount of $0.6 million for $17.5 million in cash as part of negotiated transactions with third parties. The early extinguishments of the notes resulted in a gain of $3.0 million.

      Mortgage Payable

      Through the acquisition of Microware, RadiSys assumed a long-term mortgage payable to GMAC Commercial Mortgage Company in the amount of $6.7 million. The mortgage payable is secured by Microware's facility and by the associated real estate in Des Moines, Iowa. In accordance with the provisions of the mortgage agreement, the Company issued an irrevocable standby letter of credit in the amount of $0.8 million, which is used as a part of collateral. The Company also has $0.8 million of restricted cash at December 31, 2002 and 2001 related to the standby letter of credit. Monthly payments are $0.05 million, including interest at 7.46%, with the unpaid balance due January 1, 2008.

      During the year ended December 31, 2002, the Company paid $0.07 million of principal on its mortgage payable, along with interest at 7.46% of $0.5 million. During the year ended December 31, 2002, the Company reinvested $0.8 million of restricted cash in a restricted short-term investment account as a part of collateral for its mortgage. The current portion of the mortgage payable of $0.08 million is included in accounts payable in the Consolidated Balance Sheets as of December 31, 2002 and 2001.

      Contractual Obligations

      The following summarizes RadiSys' contractual obligations at December 31, 2002 and the effect of such on its liquidity and cash flows in future periods.

      (In thousands)

                            Convertible                           Future
     Years Ending          Subordinated        Mortgage       Minimum Lease
     December 31,              Notes            Payable          Payments           Total
     ------------          ------------       ---------       -------------       ---------
        2003                 $      --        $      83         $   4,079         $   4,162
        2004                        --               89             3,827             3,916
        2005                        --               97             3,109             3,206
        2006                        --              104             1,810             1,914
        2007                    79,024              113             1,772            80,909
     Thereafter                     --            6,185             7,194            13,379
                             ---------        ---------         ---------         ---------
                                79,024            6,671            21,791           107,486
Less: current portion               --              (83)           (4,079)           (4,162)
                             ---------        ---------         ---------         ---------

Long-term obligations        $  79,024        $   6,588         $  17,712           103,324
                             =========        =========         =========         =========

      The Company does not engage in any activity involving special purpose entities or off-balance sheet financing.

      Outlook

      The Company believes its existing cash and cash equivalents and cash provided by operations are sufficient to sustain its short and long-term liquidity requirements. Working capital requirements over the next year are expected to be satisfied from existing cash, marketable securities balances, and cash flows from operations. Capital expenditures are expected to be minimal, ranging from $0.5 million to $1.0 million per quarter. Because capital requirements cannot be predicted with certainty, it is possible that the Company could be compelled to obtain additional financing in the future, and that financing may not be available.

Recent Accounting Pronouncements

      In May 2002, the FASB issued SFAS 145 which rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary as outlined in SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," ("SFAS 4") unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In addition, SFAS 145 also requires sale-leaseback accounting for certain lease modifications, as defined in SFAS No. 13, "Accounting for Leases," ("SFAS 13"), that have economic effects similar to sale-leaseback transactions, and makes various technical corrections to existing pronouncements. SFAS 145 pertaining to the provisions of SFAS 4 is effective for the fiscal years beginning after May 15, 2002, and the SFAS 145 provisions related to SFAS 13 are effective for transactions occurring after May 15, 2002. The Company has elected early adoption of SFAS 145 and, accordingly, reclassified the extraordinary gain of $0.8 million and its income tax effect of $0.5 million recorded in the quarter ended March 31, 2002 to a gain on early extinguishment of convertible subordinated notes of $1.4 million during the six months ended June 30, 2002. For the year ended December 31, 2002 the Company recognized a gain on early extinguishments of convertible subordinated notes of $3.0 million. The Company reclassified gain on early extinguishment of convertible subordinated notes of $5.1 million including related income tax effects to Other (Expense) Income from extraordinary gain on early extinguishment of convertible subordinated notes for the year ended December 31, 2000 in accordance with the provisions of SFAS 145.

      In July 2002, the FASB issued SFAS 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized and be measured initially at its fair value when a liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in EITF 94-3 where an exit cost was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. RadiSys does not expect the implementation of this statement to have a material effect on the Company's financial position or results of operations.

      In November 2002, the FASB issued FIN 45, which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for the financial statements of interim or annual reports ending after December 15, 2002. The Company has adopted the disclosure requirements of FIN 45 during the fourth quarter of 2002. The adoption of the disclosure requirements of FIN 45 did not have a material effect on the Company's financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, An Amendment of FASB Statement No. 123," ("SFAS 148"). SFAS 148 amends certain provisions of SFAS 123 and provides alternative methods of transition in voluntary adoption of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). The Company accounts for its stock-based compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure requirements of SFAS 148 during the fourth quarter of 2002.

Part II, Item 8. Financial Statements and Supplementary Data

Quarterly Financial Data (unaudited)
(In thousands, except per share data)

                                            Year Ended December 31, 2002                    Year Ended December 31, 2001
                                    --------------------------------------------    --------------------------------------------
                                      First      Second       Third      Fourth       First      Second       Third      Fourth
                                     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
                                    --------    --------    --------    --------    --------    --------    --------    --------
Revenues ........................   $ 52,699    $ 52,152    $ 47,927    $ 47,309    $ 56,159    $ 61,797    $ 53,869    $ 55,888
Gross margin ....................     14,713      15,130      15,161      14,440       9,748      10,284      13,535       1,588
(Loss) income from operations ...     (1,361)     (6,593)        937       3,277     (20,341)    (11,741)     (4,393)    (21,377)
(Loss) income from continuing
   operations ...................       (261)     (2,672)         47       1,127      (8,478)     (8,914)     (2,689)    (13,036)
Loss from discontinued operations
   related to Savvi, net of tax
   benefit ......................       (392)       (400)       (568)       (186)         --        (548)       (485)       (336)
Net (loss) income ...............       (653)     (3,072)       (521)        941      (8,478)     (9,462)     (3,174)    (13,372)
Net (loss) income per share from
   continuing operations: .......         --
     Basic ......................      (0.01)      (0.15)         --        0.06       (0.49)      (0.52)      (0.15)      (0.75)
     Diluted ....................      (0.01)      (0.15)         --        0.06       (0.49)      (0.52)      (0.15)      (0.75)
Net (loss) income per share:
     Basic ......................      (0.04)      (0.18)      (0.03)       0.05       (0.49)      (0.55)      (0.18)      (0.77)
     Diluted ....................      (0.04)      (0.18)      (0.03)       0.05       (0.49)      (0.55)      (0.18)      (0.77)

                               RADISYS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                       Years Ended December 31,
                                                                -------------------------------------
                                                                  2002          2001           2000
                                                                ---------     ---------     ---------
Revenues ...................................................    $ 200,087     $ 227,713     $ 340,676
Cost of sales ..............................................      140,643       192,558       223,779
                                                                ---------     ---------     ---------

Gross margin ...............................................       59,444        35,155       116,897

Research and development ...................................       27,728        33,174        37,256
Selling, general, and administrative .......................       30,111        35,244        39,059
Goodwill amortization ......................................           --         5,500         5,475
Intangible assets amortization .............................        3,079         2,101         1,102
Gain on sale of Multibus, net of expenses ..................       (1,164)           --            --
Restructuring charges ......................................        3,430        16,988            --
                                                                ---------     ---------     ---------

(Loss) income from operations ..............................       (3,740)      (57,852)       34,005

Interest (expense) income, net .............................       (2,621)         (223)        1,179
Other income (expense), net ................................        1,880        (1,914)        5,225
                                                                ---------     ---------     ---------

(Loss) income from continuing operations before income tax
   (benefit) provision .....................................       (4,481)      (59,989)       40,409
Income tax  provision (benefit) ............................        2,722        26,872        (7,763)
                                                                ---------     ---------     ---------

(Loss) income from continuing operations ...................       (1,759)      (33,117)       32,646
                                                                ---------     ---------     ---------

Discontinued operations related to Savvi business (Note 23):
                                                                ---------     ---------     ---------
     Loss from discontinued operations .....................       (3,937)       (2,480)           --
                                                                ---------     ---------     ---------
     Income tax benefit ....................................       (2,391)       (1,111)           --
                                                                ---------     ---------     ---------

Net (loss) income ..........................................    $  (3,305)    $ (34,486)    $  32,646
                                                                =========     =========     =========
(Loss) income per share from continuing operations:

     Basic .................................................    $   (0.10)    $   (1.92)    $    1.92
                                                                =========     =========     =========
     Diluted ...............................................    $   (0.10)    $   (1.92)    $    1.80
                                                                =========     =========     =========

Net (loss) income per share:

     Basic .................................................    $   (0.19)    $   (2.00)    $    1.92
                                                                =========     =========     =========
     Diluted ...............................................    $   (0.19)    $   (2.00)    $    1.80
                                                                =========     =========     =========

Weighted average shares outstanding:

     Basic .................................................       17,495        17,249        16,974
                                                                =========     =========     =========
     Diluted ...............................................       17,495        17,249        18,161
                                                                =========     =========     =========

   The accompanying notes are an integral part of these financial statements.

                               RADISYS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                       December 31,  December 31,
                                                                           2002          2001
                                                                       ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents (Notes 1 and 2) ........................    $  33,138     $  29,036
  Short-term investments, net (Notes 1 and 2) ......................       72,661        71,117
  Accounts receivable, net (Notes 1 and 3) .........................       27,473        41,694
  Inventories, net (Notes 1 and 4) .................................       24,864        32,651
  Other current assets .............................................        4,148         4,278
  Deferred tax assets (Notes 1 and 14) .............................        7,521        13,474
                                                                        ---------     ---------
     Total current assets ..........................................      169,805       192,250

Property and equipment, net (Notes 1, 5, and 17) ...................       25,882        30,205
Goodwill (Notes 1, 6, and 17) ......................................       29,969        30,679
Intangible assets, net (Notes 1, 7, and 17) ........................       11,159        14,188
Long-term investments, net (Notes 1 and 2) .........................       13,128        13,197
Long-term deferred tax assets (Notes 1 and 14) .....................       21,437        20,284
Other assets (Notes 1 and 8) .......................................        2,706         4,398
                                                                        ---------     ---------

     Total assets ..................................................    $ 274,086     $ 305,201
                                                                        =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable (Notes 1 and 12) ................................    $  18,933     $  24,512
  Accrued restructuring (Note 9) ...................................        5,178         7,490
  Accrued interest payable (Notes 1 and 12) ........................        1,643         2,068
  Accrued wages and bonuses ........................................        4,879         5,463
  Other accrued liabilities (Notes 1 and 10) .......................        6,698        10,777
                                                                        ---------     ---------
     Total current liabilities .....................................       37,331        50,310

Long-term liabilities (Note 12):
  Convertible subordinated notes, net  (Notes 1,8, and 12) .........       77,366        97,521
  Mortgage payable .................................................        6,588         6,659
                                                                        ---------     ---------
     Total long-term liabilities ...................................       83,954       104,180
                                                                        ---------     ---------

     Total liabilities .............................................      121,285       154,490
                                                                        ---------     ---------

Commitments and contingencies (Note 13) ............................           --            --

Shareholders' equity (Note 15):
  Common stock - no par value, 100,000 shares authorized; 17,605 and
    17,347 shares issued and outstanding at December 31, 2002 and
    December 31, 2001 ..............................................      161,485       158,716
  Accumulated deficit ..............................................      (10,025)       (6,720)
    Accumulated other comprehensive income (loss):
         Cumulative translation adjustments (Note 1) ...............        1,230        (1,285)
     Unrealized gain on equity securities (Note 1) .................          111            --
                                                                        ---------     ---------

     Total shareholders' equity ....................................      152,801       150,711
                                                                        ---------     ---------

     Total liabilities and shareholders' equity ....................    $ 274,086     $ 305,201
                                                                        =========     =========


   The accompanying notes are an integral part of these financial statements.

                               RADISYS CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (In thousands)

                                            Common Stock         Cumulative    Unrealized    Accumulated                   Total
                                      -----------------------    translation   gain (loss)    (deficit)                comprehensive
                                        Shares        Amount     adjustments  on securities   earnings        Total    (loss) income
                                      ---------     ---------    -----------  -------------  -----------    ---------  ------------
Balances, December 31, 1999 ......       16,489     $ 141,030     $  (1,546)    $    (349)    $  (4,880)    $ 134,255

   Shares issued pursuant to
     benefit plans ...............          878        14,142            --            --            --        14,142     $      --
   Shares repurchased ............         (297)       (8,145)           --            --            --        (8,145)           --
   Tax effect of options exercised           --         6,455            --            --            --         6,455            --
   Translation adjustments .......           --            --          (371)           --            --          (371)         (371)
    Unrealized gain on
   securities
   available-for-sale ............           --            --            --           349            --           349           349
   Net income for the year .......           --            --            --            --        32,646        32,646        32,646
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Balances, December 31, 2000 ......       17,070       153,482        (1,917)           --        27,766       179,331
     Comprehensive income,
        year ended 2000 ..........                                                                                        $  32,624
                                                                                                                          =========

   Shares issued pursuant to
     benefit plans ...............          351         5,596            --            --            --         5,596            --
   Shares repurchased ............          (74)       (1,048)           --            --            --        (1,048)           --
   Tax effect of options exercised           --           686            --            --            --           686            --
   Translation adjustments .......           --            --           632            --            --           632           632
   Net loss for the year .........           --            --            --            --       (34,486)      (34,486)      (34,486)
                                                    ---------     ---------     ---------     ---------     ---------     ---------
Balances, December 31, 2001 ......       17,347       158,716        (1,285)           --        (6,720)      150,711
     Comprehensive loss,
        year ended 2001 ..........                                                                                        $ (33,854)
                                                                                                                          =========

   Shares issued pursuant to
     benefit plans ...............          405         3,561            --            --            --         3,561            --
   Shares repurchased ............         (147)       (1,093)           --            --            --        (1,093)           --
   Tax effect of options exercised           --           301            --            --            --           301            --
   Translation adjustments .......           --            --         2,515            --            --         2,515         2,515
   Unrealized gain on
   securities
   available-for-sale ............           --            --            --           111            --           111           111
   Net loss for the year .........           --            --            --            --        (3,305)       (3,305)       (3,305)
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Balances, December 31, 2002 ......       17,605     $ 161,485     $   1,230     $     111     $ (10,025)    $ 152,801
                                                    =========     =========     =========     =========     =========
     Comprehensive loss,
        year ended 2002 ..........                                                                                        $    (679)
                                                                                                                          =========

   The accompanying notes are an integral part of these financial statements.

                               RADISYS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                Years Ended December 31,
                                                                           ----------------------------------
                                                                             2002         2001         2000
                                                                           --------     --------     --------
Cash flows from operating activities:
     Net (loss) income ................................................    $ (3,305)    $(34,486)    $ 32,646
     Adjustments to reconcile net (loss) income to net cash provided by operating activities:
       Depreciation and amortization ..................................      11,553       18,472       16,942
       Provision for allowance for doubtful accounts ..................         443        1,344          198
       Provision for inventory reserves ...............................       6,848       20,547        4,112
       Non-cash restructuring (adjustments) charges ...................        (188)       5,570           --
       Non-cash interest expense ......................................       2,276          330          461
       Realized loss on security available-for-sale ...................          --          509          766
       Gain on sale of security available-for-sale ....................          --           --         (856)
       Gain on settlement of notes receivable .........................          --           --         (663)
       Gain on sale of Multibus .......................................      (1,200)          --           --
       Write-off of fixed assets ......................................         316        1,210           --
       Write-off of capitalized software ..............................         347          197           --
       Gain on early extinguishments of convertible subordinated notes       (3,010)          --       (5,078)
       Deferred income taxes ..........................................       4,800      (23,610)      (1,726)
       Tax benefits on options exercised ..............................         301          686        6,455
       Other ..........................................................        (180)         (50)          --
       Changes in operating assets and liabilities, net of effects of business combinations:
         Accounts receivable ..........................................      14,278       27,364       (9,820)
         Inventories ..................................................         749           49      (15,985)
         Other current assets .........................................         161       (2,031)      (1,036)
         Accounts payable .............................................      (5,579)      (9,464)      12,724
         Accrued restructuring ........................................      (1,402)       7,656           --
         Accrued interest payable .....................................        (424)        (117)       2,185
         Income taxes payable .........................................          --       (3,987)       2,115
         Accrued wages and bonuses ....................................        (584)      (2,413)       1,170
         Other accrued liabilities ....................................      (2,970)      (2,423)      (2,858)
                                                                           --------     --------     --------
     Net cash provided by operating activities ........................      23,230        5,353       41,752
                                                                           --------     --------     --------

   The accompanying notes are an integral part of these financial statements.

                               RADISYS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                         Years Ended December 31,
                                                                                  -------------------------------------
                                                                                    2002           2001          2000
                                                                                  ---------     ---------     ---------
Cash flows from investing activities:
     Proceeds from sale or maturity of held-to-maturity investments ..........    $  87,970     $ 183,043     $      --
     Purchase of held-to-maturity investments ................................      (91,394)     (174,093)      (93,264)
     Business acquisitions and intangibles, net of cash acquired .............           --       (20,959)           --
     Proceeds from sale of securities available-for-sale .....................           --            --         1,210
     Capital expenditures ....................................................       (3,430)       (4,590)      (14,101)
     Proceeds from sale of Multibus business unit ............................          700            --            --
     Employee deferred compensation arrangements .............................         (414)         (667)           --
     Capitalized software production costs and other assets ..................           --        (2,621)       (3,795)
                                                                                  ---------     ---------     ---------
     Net cash used in investing activities ...................................       (6,568)      (19,887)     (109,950)
                                                                                  ---------     ---------     ---------

Cash flows from financing activities:
     Short-term borrowings ...................................................           --            --       (13,931)
     Principal payments on capital lease obligation ..........................           --            --           (73)
     Proceeds from issuance of convertible subordinated notes, net of discount           --            --       116,081
     Early extinguishments of convertible subordinated notes .................      (17,472)           --       (14,592)
     Repayment of Microware convertible debenture ............................           --        (2,200)           --
     Principal payments on mortgage payable ..................................          (71)          (31)           --
     Proceeds from issuance of common stock ..................................        3,561         5,596        14,142
     Repurchases of common stock .............................................       (1,093)       (1,048)       (8,145)
                                                                                  ---------     ---------     ---------
     Net cash (used in) provided by financing activities .....................      (15,075)        2,317        93,482
                                                                                  ---------     ---------     ---------

Effects of exchange rate changes on cash .....................................        2,515           632          (371)
                                                                                  ---------     ---------     ---------

Net increase (decrease) in cash and cash equivalents .........................        4,102       (11,585)       24,913

     Cash and cash equivalents, beginning of period ..........................       29,036        40,621        15,708
                                                                                  ---------     ---------     ---------

     Cash and cash equivalents, end of period ................................    $  33,138     $  29,036     $  40,621
                                                                                  =========     =========     =========

Supplemental disclosure of cash flow information:
Cash paid during the year for:
     Interest ................................................................    $   5,568     $   5,812     $     547
     Income taxes ............................................................          323         2,185         3,234

Supplemental disclosure of noncash investing activity:
Notes receivable received as part of sale of Multibus ........................    $     500     $      --     $      --

   The accompanying notes are an integral part of these financial statements.

                               RADISYS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except share and per share amounts)

Note 1 - Significant Accounting Policies

Basis of Presentation

      RadiSys Corporation ("RadiSys" or the "Company") was incorporated in March 1987 under the laws of the State of Oregon for the purpose of developing, producing, and marketing computer system (hardware and software) products for embedded computer applications in the manufacturing automation, medical, transportation, telecommunications, and test equipment marketplaces. The Company has evolved into a leading provider of embedded systems for compute, data processing, and network-intensive applications to OEM's within the commercial systems, service provider systems, and enterprise systems markets. The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been properly eliminated in consolidation.

Management Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. This includes, among other things, collectibility of accounts receivable; realizability of investments, inventories, intangible assets, and deferred income taxes; and the adequacy of warranty obligations and restructuring liabilities. Actual results could differ from those estimates.

Reclassifications

      Certain reclassifications have been made to amounts in prior years to conform to current year presentation. These changes had no effect on previously reported results of operations or shareholders' equity.

Revenue Recognition

      The Company generally recognizes revenue from hardware product sales upon shipment to customers provided that:

o     an authorized purchase order has been received;

o     the price is fixed;

o     title has transferred;

o     collection of the resulting receivable is probable;

o     product returns are reasonably estimable;

o     there are no customer acceptance requirements; and

o     there are no remaining significant obligations on the part of the Company.

      For sales to distributors, probable returns are estimated and accrued, based upon contractual limitations and historical return rates.

      The Company recognizes software product revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2," effective February 1, 1998 and by SOP 98-9, "Modification of SOP 97-2, `Software Revenue Recognition' with Respect to Certain Transactions." Software product revenues are recognized at the time of shipment or upon delivery of the software master provided that:

o     collection of the resulting receivable is reasonably assured;

o     the fee is fixed or determinable; and

o vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement.

      Any post-contract support included in these arrangements are recognized as earned on the straight-line basis over the terms of the contracts. Software product revenues were not significant to the Company for the years reported. Service revenues include custom contract engineering work and custom software development projects and are recognized on a percentage-of-completion basis. Service revenues were not significant to the Company's operations for the years reported. Non-recurring engineering revenue is recognized upon completion of certain engineering milestones.

      Revenue from customers for prepaid, non-refundable royalties is recorded when the revenue recognition criteria has been met. Revenue for non-prepaid royalties is recognized at the time the underlying product is shipped by the customer paying the royalty provided that collection of the resulting receivable is probable.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents in accordance with Statement of Financial Accounting Standard No. 95 "Statement of Cash Flows," ("SFAS 95").

Investments

      Investments with original maturities of more than three months but less than a year are classified as Short-term investments, and investments with maturities more than a year are classified as Long-term investments in the consolidated financial statements. Short-term and long-term investments consist of corporate bonds and commercial paper. The Company classifies, at the date of acquisition, its investments into categories in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS 115"). Investments are classified as held-to-maturity if the Company has the positive intent and ability to hold those securities to maturity and are stated at amortized cost in the Consolidated Balance Sheets. Investments classified as held-to-maturity are high credit quality securities with weighted average maturities of the portfolio not greater than 12 months and no individual security maturities greater than 24 months in accordance with the Company's investment policy. Investments classified as available-for-sale are reported at fair value with the related unrealized gains and losses included in Shareholders' equity in the Consolidated Balance Sheets. Realized gains and losses, declines in value of securities judged to be other than temporary, and interest and dividends on all securities are included in Other income, net and Interest income, net, in the Consolidated Statements of Operations.

Accounts Receivable

      Trade accounts receivable is stated net of an allowance for doubtful accounts. An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of customers to make required payments. Management reviews the allowance for doubtful accounts quarterly for reasonableness and adequacy. If the financial condition of the Company's customers were to deteriorate resulting in an impairment of their ability to make payments, additional provisions for uncollectible accounts receivable may be required. In the event the Company determined that a smaller or larger reserve was appropriate, it would record a credit or a charge in the period in which such determination is made. The Company's customers are concentrated in the technology industry, consequently, the operations and collection of its accounts receivable are directly associated with the operational results of the industry.

Inventories

      Inventories are stated at the lower of cost or market, net of a reserve for obsolete and slow moving items. RadiSys uses the first-in, first-out ("FIFO") method to determine cost. Management evaluates its inventory on a quarterly basis for obsolete or slow-moving items to ascertain if the recorded allowance is reasonable and adequate. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions.

      The Company is dependent on third party contract manufacturers. Some of the key components in the Company's products come from single or limited sources of third party contract manufacturers.

      Long-Lived Assets

      Property, equipment, and identifiable intangibles are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Disposal of Long-Lived Assets" ("SFAS 144"). The Company assesses the impairment of property and equipment and identifiable intangibles whenever changes in circumstances indicate that the carrying value may not be recoverable.

      When the Company determines that the carrying value of the property and equipment and identifiable intangibles will not be recoverable, the Company records the impairment based on a future discounted cash flow method. The Company estimates future discounted cash flows using assumptions about its expected future operating performance. The Company's estimates of discounted cash flows may differ from actual cash flow due to, among other things, technological changes, economic conditions, or changes to its business operations. The Company has not recognized impairment losses defined under the provisions of SFAS 144.Goodwill

      Goodwill represents the excess of cost over the assigned value of the net assets in connection with all acquisitions. Goodwill is reviewed for impairment in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," ("SFAS 142"). SFAS 142 requires goodwill to be tested for impairment at least annually and under certain circumstances written down when impaired, rather than be amortized as previous standards required. The Company has not recognized impairment losses defined under the provisions of SFAS 142.

Property and Equipment

      Property and equipment is recorded at historical cost and depreciated or amortized on a straight-line basis as follows:

      -----------------------------------------------------------------------------------------------------------------------------
      Buildings...............................................................     40 years
      -----------------------------------------------------------------------------------------------------------------------------
      Machinery, equipment, furniture, and fixtures...........................     5 years
      -----------------------------------------------------------------------------------------------------------------------------
      Software ,computer hardware, vehicles, and manufacturing test fixtures..     3 years
      -----------------------------------------------------------------------------------------------------------------------------
      Leasehold improvements..................................................     Lessor of the lease  terms or  estimated  useful
                                                                                   lives
      -----------------------------------------------------------------------------------------------------------------------------

      Ordinary maintenance and repair expenses are charged to income when incurred.

Warranty

      Our products are warranted to be free of defect for a period ranging from one to three years. The Company estimates the costs that may be incurred under its warranty program and records a liability for the costs at the time product revenue is recognized. The Company assesses quarterly the reasonableness and adequacy of the warranty liability and adjusts such amounts as necessary. The Company has adopted the disclosure requirements of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others," ("FIN 45") issued in November 2002.

Research and Development

      Research and development expenses are charged to income as incurred.

Computer Software Production Costs

      The Company historically capitalized software development costs incurred in the production of computer software. On January 1, 2002, the Company generally discontinued capitalizing software development costs as the Company concluded it would not incur any material costs between the point of technological feasibility and general release of the product to customers in the future. As such software development costs are expensed as research and development costs beginning January 1, 2002. Amortization of previously capitalized software development costs is calculated using a straight-line method over the expected product life cycle.

Income Taxes

      As a general practice, RadiSys reinvests the earnings of its foreign subsidiaries in those operations unless it would be advantageous to repatriate the foreign subsidiaries' retained earnings. The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities. Valuation allowances are established in accordance with SFAS No. 109, "Accounting for Income Taxes," ("SFAS 109") to reduce deferred tax assets to the amount expected to "more likely than not" be realized in future tax returns. Tax law and rate changes are reflected in the period such changes are enacted.

Fair Value of Financial Assets and Liabilities

      RadiSys estimates the fair value of its monetary assets and liabilities including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and convertible subordinated notes based upon comparative market values of instruments of a similar nature and degree of risk in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," ("SFAS 107"). The fair value for the convertible subordinated notes is based on quoted market prices as of the balance sheet date.

Comprehensive Income

      In accordance with SFAS No. 130, "Reporting Comprehensive Income," ("SFAS 130"), the Company reports Accumulated other comprehensive (loss) income in its Consolidated Balance Sheets. Net (loss) income, Translation adjustments and Unrealized gains (losses) on securities available-for-sale represent the Company's only other comprehensive income items. The Cumulative translation adjustments consist of unrealized gains (losses) in accordance with SFAS No. 52, "Foreign Currency Translation" ("SFAS 52"). The Company has no intention of liquidating the assets of its non-redundant foreign subsidiaries in the foreseeable future.

Stock-Based Compensation

      The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and provides pro forma disclosures of net (loss) income and net (loss) income per common share as if the fair value method had been applied in measuring compensation expense in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). Equity instruments are not granted to non-employees, other than directors, as defined in the respective plan agreements.

      The Company has elected to account for its stock-based compensation under APB 25; however, as required by SFAS No. 123, the Company computed the value of options granted during 2002, 2001, and 2000 using the Black-Scholes option pricing model for pro forma disclosure purposes. The weighted average assumptions used for stock option grants for 2002, 2001 and 2000 were risk-free interest rates of 2.87%, 4.21%, and 5.86%, respectively, expected dividend yields of 0%, expected lives of 3.1, 3.5, and 4 years, respectively, and expected volatility of 90%, 83%, and 85%, respectively.

      The weighted average assumptions used for ESPP shares for 2002, 2001, and 2000 were risk-free interest rates of 3.29%, 4.49%, and 5.46%, respectively, expected dividend yields of 0%, expected lives of 1.5 years, and expected volatility of 80%, 73%, and 78%, respectively. The interest rates used are reflective of the prevailing rates as of grant dates throughout the years. The weighted-average fair value of Employee Stock Purchase Program ("ESPP") shares granted in 2002, 2001, and 2000 was $9.4 million, $8.0 million, and $5.5 million, respectively.

      Options are assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited as they occur. For the years ended December 31, 2002, 2001, and 2000, the total value of the options granted was approximately $14.0 million, $19.8 million, and $32.9 million, respectively, which would be amortized on a straight-line basis over the vesting periods of the options.

      Had RadiSys accounted for these plans in accordance with SFAS 123, the Company's net (loss) income and pro forma net (loss) income per share would have been reported as follows:

(In thousands, except per share amounts)

                                                               Years Ended December 31,
                                                          -----------------------------------
                                                            2002        2001          2000
                                                          --------    --------     ----------
 Net (loss) income from continuing operations ........    $ (1,759)   $(33,117)    $   32,646
  Add:  Stock-based employee compensation
  expense included in reported net
  (loss) income, net of
  related tax effects ................................          --          --             --
  Deduct:  Total Stock-based employee
  compensation expense
  determined under fair value
  based method for all awards,
  net of related tax effects .........................      (5,705)     (9,875)       (13,666)
                                                          --------    --------     ----------
Pro forma net (loss) income from continuing operations    $ (7,464)   $(42,992)    $   18,980
                                                          --------    --------     ----------

  Loss from discontinued operations ..................      (3,937)     (2,480)            --
  Income tax benefit .................................      (2,391)     (1,111)            --
                                                          --------    --------     ----------
Pro forma net (loss) income ..........................    $ (9,010)   $(44,361)    $   18,980
                                                          ========    ========     ==========

Net (loss) income per share from continuing
operations:
  Basic, as reported .................................    $  (0.10)   $  (1.92)    $     1.92
                                                          ========    ========     ==========
  Diluted, as reported ...............................    $  (0.10)   $  (1.92)    $     1.80
                                                          ========    ========     ==========
  Proforma basic .....................................    $  (0.43)   $  (2.49)    $     1.12
                                                          ========    ========     ==========
  Proforma diluted ...................................    $  (0.43)   $  (2.49)    $     1.05
                                                          ========    ========     ==========

Net (loss) income per share:

  Basic, as reported .................................    $  (0.19)   $  (2.00)    $     1.92
                                                          ========    ========     ==========
  Diluted, as reported ...............................    $  (0.19)   $  (2.00)    $     1.80
                                                          ========    ========     ==========
  Proforma basic .....................................    $  (0.52)   $  (2.57)    $     1.12
                                                          ========    ========     ==========
  Proforma diluted ...................................    $  (0.52)   $  (2.57)    $     1.05
                                                          ========    ========     ==========

      The effects of applying SFAS 123 for providing pro forma disclosure for 2002, 2001, and 2000 are not likely to be representative of the effects on reported net (loss) income and net (loss) income per share for future years since options vest over several years and additional awards are made each year.

Net (loss) income per share

      The Company computes earnings per share in accordance with SFAS No. 128, "Earnings per Share," ("SFAS 128"). Accordingly, basic earnings per share amounts are computed based on the weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the increased number of common shares that would be outstanding assuming the exercise of certain outstanding stock options and convertible subordinated notes, when such conversion would have the effect of reducing earnings per share.

Foreign currency translation

      Assets and liabilities of international operations are translated into U.S. dollars at exchange rates as of December 31, 2002 and 2001. Income and expense accounts are translated into U.S. dollars at the actual daily rates of exchange prevailing during the period. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component in shareholders' equity in accordance with SFAS 130. Foreign exchange transaction gains and losses are included in Other income, net, in the Consolidated Statements of Operations. Foreign currency transaction losses, net of gains for the years ended December 31, 2002, 2001, and 2000 were approximately $1.3 million, $0.8 million, and $0.5 million, respectively.

Recent Accounting Pronouncements

      In May 2002, Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," ("SFAS 145"). SFAS 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary as outlined in SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," ("SFAS 4") unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In addition, SFAS 145 also requires sale-leaseback accounting for certain lease modifications, as defined in SFAS No. 13, "Accounting for Leases," ("SFAS 13"), that have economic effects similar to sale-leaseback transactions, and makes various technical corrections to existing pronouncements. SFAS 145 pertaining to the provisions of SFAS 4 is effective for the fiscal years beginning after May 15, 2002, and the SFAS 145 provisions related to SFAS 13 are effective for transactions occurring after May 15, 2002. The Company adopted SFAS 145 during the quarter ended March 31, 2002. For the year ended December 31, 2002 the Company recognized a gain on early extinguishments of convertible subordinated notes of $3.0 million. The Company reclassified gain on early extinguishment of convertible subordinated notes of $5.1 million including related income tax effects to Other (expense) income from extraordinary gain on early extinguishment of convertible subordinated notes for the year ended December 31, 2000 in accordance with the provisions of SFAS 145.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS 146"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and be measured initially at its fair value when a liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," where an exit cost was recognized at the date of an entity's commitment to an exit plan. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. RadiSys does not expect the implementation of this statement to have a material effect on the Company's financial position or results of operations.

      In November 2002, the FASB issued FIN 45, which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for the financial statements of interim or annual reports ending after December 15, 2002. The Company has adopted the disclosure requirements of FIN 45 during the fourth quarter of 2002. The adoption of the disclosure requirements of FIN 45 did not have a material effect on the Company's financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, An Amendment of FASB Statement No. 123," ("SFAS 148"). SFAS 148 amends certain provisions of SFAS 123 and provides alternative methods of transition in voluntary adoption of SFAS
123. The Company accounts for its stock-based compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure requirements of SFAS 148 during the fourth quarter of 2002.

Note 2 - Held-to Maturity Investments

                                                                            Gross        Gross
                                                             Amortized    Unrealized  Unrealized
                                                                Cost        Gains       Losses    Fair Value
                                                             ---------    ----------  ----------  ----------
December 31, 2002
Short-term held-to-maturity investments - Commercial Paper    $ 3,988      $     1      $    --     $ 3,989
Short-term held-to-maturity investments - Corporate Bonds     $68,673      $   115      $  (153)    $68,635
Long-term held-to-maturity investments - Corporate Bonds .    $13,128      $   127      $   (12)    $13,243

December 31, 2001
Short-term held-to-maturity investments - Commercial Paper    $16,842      $    71      $    --     $16,913
Short-term held-to-maturity investments - Corporate Bonds     $54,275      $   116      $   (62)    $54,329
Long-term held-to-maturity investments - Corporate Bonds .    $13,197      $   117      $    --     $13,314

Reported as:

                                                                        December 31,   December 31,
                                                                            2002           2001
                                                                        ------------   ------------
Short-term held-to-maturity investments,
         net of unamortized premium of $864 and $593, respectively        $72,661        $71,117
                                                                          =======        =======
Long-term held-to-maturity investments,
         net of unamortized premium of $600 and $507, respectively        $13,128        $13,197
                                                                          =======        =======

      As of December 31, 2002 the Company's Long-term held-to-maturity investments had maturities ranging from 13 months to 20 months. The Company's investment policy is to invest cash in interest bearing and highly liquid cash equivalents and marketable debt securities with maturity dates not greater than 24 months.

      In 2001, RadiSys sold one of its long-term held-to-maturity investments in order to comply with its investment policy, when it was determined that it held investments totaling more than $10.0 million with two different issuers which became affiliated with each other, via a merger. RadiSys' investment policy stipulates that the Company limit its investment to $10.0 million in any financial instrument with any one issuer, except with those backed by the U.S. Government. RadiSys sold one of the affiliated investments with a par value of $5.0 million and cost basis of $5.1 million for approximately $5.2 million, of which $0.1 million related to accrued interest and $0.02 million related to a gain on sale of investment. This sale does not represent a material contradiction to the Company's stated intent to hold the securities to maturity and does not establish a pattern of such sales.

Note 3 - Accounts Receivable

      Accounts receivable balances as of December 31, 2002 and 2001 consisted of the following:

                                                   December 31,    December 31,
                                                       2002           2001
                                                   ------------    ------------
Accounts receivable, gross .................         $ 29,601        $ 44,311
Less:  allowance for doubtful accounts .....           (2,128)         (2,617)
                                                     --------        --------
Accounts receivable, net ...................         $ 27,473        $ 41,694
                                                     ========        ========

      During the years ended December 31, 2002, 2001, and 2000, the Company recorded provision for allowance for doubtful accounts of $0.4 million, $1.3 million, and $0.2 million, respectively.

Note 4 - Inventories

      Inventories as of December 31, 2002 and 2001 consisted of the following:

                                                December 31,        December 31,
                                                    2002                2001
                                                ------------        ------------
Raw materials ........................            $ 28,058            $ 43,465
Work-in-process ......................               1,991               1,362
Finished goods .......................               4,773               6,943
                                                  --------            --------
                                                    34,822              51,770
Less: inventory reserves .............              (9,958)            (19,119)
                                                  --------            --------
Inventories, net .....................            $ 24,864            $ 32,651
                                                  ========            ========

      During the years ended December 31, 2002, 2001, and 2000 the Company recorded provision for excess and obsolete inventory of $6.8 million, $20.5 million, and $4.1 million, respectively. The inventory provision in 2001 was recorded as a result of the decisions to consolidate manufacturing operations, accelerate the end-of-life on non-strategic products and in recognition of reduced customer demand and decreasing component prices in the marketplace.

      The following is a summary of the change in the Company's excess and obsolete inventory reserve for the years ended December 31, 2002 and 2001:

                                                                       Inventory
                                                                        Reserve
                                                                        Balance
                                                                       --------
Inventory reserve balance, December 31, 2001 ...............           $ 19,119
Usage:
    Inventory scrapped .....................................            (10,133)
    Sale of inventory ......................................             (2,160)
    Inventory utilized .....................................             (3,716)
                                                                       --------
      Subtotal - usage .....................................            (16,009)
Reserve provision ..........................................              6,848
                                                                       --------
Remaining reserve balance as of December 31, 2002 ..........           $  9,958
                                                                       ========

Inventory reserve balance, December 31, 2000 ...............           $  7,100
Usage:
    Inventory scrapped .....................................             (8,528)
Reserve provision ..........................................             20,547
                                                                       --------
Remaining reserve balance as of December 31, 2001 ..........           $ 19,119
                                                                       ========

Note 5 - Property and Equipment

      Property and equipment as of December 31, 2002 and 2001, consisted of the following:

                                                     December 31,   December 31,
                                                         2002           2001
                                                     ------------   ------------
Land ..........................................        $  4,166       $  4,166
Building ......................................           8,988          8,988
Manufacturing equipment .......................          17,335         17,432
Office equipment and software .................          20,231         24,930
Leasehold improvements ........................           3,527          5,669
                                                       --------       --------
                                                         54,247         61,185
Less: accumulated depreciation and amortization         (28,365)       (30,980)
                                                       --------       --------
Property and equipment, net ...................        $ 25,882       $ 30,205
                                                       ========       ========

      During the year ended December 31, 2001, RadiSys wrote off $4.4 million of fixed assets, of which $3.1 million was recorded as part of a restructuring charge. The Company wrote off $2.5 million of impaired fixed assets during the first quarter of 2001 as a result of the decision to close its Houston, Texas manufacturing plant. Additionally, the Company wrote off $0.1 million of impaired fixed assets during the second quarter of 2001 due to the closure of its Boston Digital Signaling Processors ("DSP") design center and $0.5 million of impaired fixed assets during the fourth quarter of 2001 related to the decision to consolidate service operations into Hillsboro, Oregon (see Note 9). The Company also wrote off an additional $1.3 million of impaired fixed assets not related to restructuring activities.

      Depreciation and amortization expense for property and equipment for the years ended December 31, 2002, 2001, and 2000 was $6.7 million, $8.1 million, and $7.2 million, respectively.

Note 6 - Goodwill

      During the year ended December 31, 2002, the Company recorded adjustments of $0.5 million to decrease the goodwill associated with the acquisition of Microware Systems Corporation ("Microware") upon concluding that certain accruals and other assets recorded at the time of purchase were overstated. The Company also recorded an adjustment of $0.8 million to decrease the goodwill associated with the acquisition of Open Computing Platform ("OCP") business from IBM as a result of further review of the revenue stream formula stipulated in the acquisition agreement. This decrease was offset by the increased purchase price of $0.6 million recorded for OCP based upon a formula tied to certain OCP revenues pursuant to the acquisition agreement.

      During the year ended December 31, 2001, the Company acquired $5.1 million of goodwill in conjunction with the purchase of Microware. Other increases to goodwill in 2001 include $2.8 million related to the S-Link Corporation ("S-Link") acquisition and $1.1 million related to the increased purchase price recorded for the OCP acquisition based upon a formula tied to certain OCP revenues pursuant to the acquisition agreement (see Note 20).

      The Company ceased the amortization of goodwill effective January 1, 2002 in order to comply with the provisions of SFAS 142. SFAS 142 further requires goodwill to be tested for impairment annually and under certain circumstances written down when impaired, rather than being amortized as previous standards required. To comply with this provision of SFAS 142, the Company completed a comprehensive goodwill impairment analysis during the six months ended June 30, 2002. Based upon the analysis, the Company has concluded that as of January 1 and June 30, 2002, there was no goodwill impairment. The Company updated its goodwill impairment analysis through September 30, 2002 and concluded that as of September 30, 2002, there was no goodwill impairment. Management concluded there was no indication of material changes that would require an updated goodwill impairment analysis as of December 31, 2002. The Company may be required, under certain circumstances, to update its impairment analysis and may incur losses on its acquired goodwill and intangible assets.

      The following table summarizes the impact of SFAS 142 on net (loss) income and net (loss) income per share had SFAS 142 been in effect for the years ended December 31, 2001, and 2000:

                                                            Years Ended December 31,
                                                         -----------------------------
                                                            2001                2000
                                                         ----------         ----------
Net (loss) income as reported ...................        $  (34,486)        $   32,646
Add:  Amortization of goodwill ..................             5,500              5,475
Income tax effect ...............................            (2,464)            (1,052)
                                                         ----------         ----------
Adjusted net (loss) income ......................        $  (31,450)        $   37,069
                                                         ==========         ==========
Adjusted net (loss) income per share (basic) ....        $    (1.82)        $     2.18
Adjusted net (loss) income per share (diluted) ..        $    (1.82)        $     2.04
Net (loss) income per share as reported (basic) .        $    (2.00)        $     1.92
Net (loss) income per share as reported (diluted)        $    (2.00)        $     1.80

Note 7 - Intangible Assets

      The following tables summarize details of the Company's total purchased intangible assets:

                                                                     Accumulated
                                     Gross        Amortization           Net
                                    -------       ------------       -----------
December 31, 2002
Existing technology ........        $ 4,096          $  (835)          $ 3,261
Technology licenses ........          6,790           (2,075)            4,715
Patents ....................          6,647           (4,104)            2,543
Trade names ................            736              (96)              640
Other ......................            237             (237)               --
                                    -------          -------           -------
    Total ..................        $18,506          $(7,347)          $11,159
                                    =======          =======           =======

                                                                     Accumulated
                                     Gross        Amortization           Net
                                    -------       ------------       -----------
December 31, 2001
Existing technology ........        $ 4,096          $  (504)          $ 3,592
Technology licenses ........          6,790             (566)            6,224
Patents ....................          6,597           (2,935)            3,662
Trade names ................            736              (26)              710
Other ......................            237             (237)               --
                                    -------          -------           -------
    Total ..................        $18,456          $(4,268)          $14,188
                                    =======          =======           =======

      The Company's purchased intangible assets have lives ranging from 4 to 15 years. In accordance with SFAS 144, the Company reviews for impairment of all its purchased intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment charges have been recognized under SFAS 144. The estimated future amortization expense of purchased intangible assets as of December 31, 2002 is as follows:

                                                                      Estimated
                                                                     Intangible
      Years Ending                                                  Amortization
      December 31,                                                     Amount
      --------------------------------------------------------------------------

         2003 ......................................                   $ 3,395
         2004 ......................................                     2,558
         2005 ......................................                     2,384
         2006 ......................................                     1,008
         2007 ......................................                       858
      Thereafter ...................................                       906
                                                                       -------
             Total .................................                   $11,159
                                                                       =======

      During the year ended December 31, 2001, the Company acquired $11.2 million of intangible assets (technology, licenses, patents, and tradenames) in conjunction with the purchase of Microware. Other increases to intangible assets include $1.7 million related to the S-Link acquisition. Amortization expense for intangible assets for the years ended December 31, 2002, 2001, and 2000 was $3.1 million, $2.1 million, and $1.1 million, respectively.

Note 8 - Other Assets

      Other assets as of December 31, 2002 and 2001, consisted of the following:

                                                                                  December 31,  December 31,
                                                                                      2002          2001
                                                                                  ------------  ------------
Capitalized software,
          net of accumulated amortization, of $9,833 and $7,324, respectively        $  522        $2,612
Employee deferred compensation arrangements .................................           834           618
Other .......................................................................         1,350         1,168
                                                                                     ------        ------
Other assets ................................................................        $2,706        $4,398
                                                                                     ======        ======

      During the year ended December 31, 2002, the Company wrote off $0.3 million of capitalized software. During the year ended December 31, 2001, the Company wrote off $2.6 million of capitalized software associated with its end-of-life strategy on certain products as a part of its restructuring activities (see Note 9) and $0.2 million of capitalized software not related to restructuring activities. The Company generally discontinued capitalizing software development costs as the Company concluded it would not incur any material costs between the point of technological feasibility and general release of the product to customers in the future. Amortization expense for capitalized software for the years ended December 31, 2002, 2001, and 2000 was $1.8 million, $2.8 million, and $3.1 million, respectively.

      Employee deferred compensation arrangement of $0.8 million as of December 31, 2002 represents the net cash surrender value of insurance contracts purchased by the Company as part of its deferred compensation plan established in January 2001 (see Note 16). Any elective deferrals by the eligible employees are invested in insurance contracts.

      Other long-term assets primarily consist of the Company's available-for-sale securities in GA common stock and Met Life stock, unamortized debt issuance costs, and long-term deposits. As of December 31, 2002 and 2001, the carrying value in GA stock was $0.4 million and $0.3 million, respectively. During the year ended December 31, 2002, the Company recorded a net unrealized gain on its investment in GA common stock of $0.11 million, net of tax of $0.08 million. During the year ended December 31, 2002, the Company recorded the receipt of 2,410 shares of Met Life non-voting common stock in the amount of $0.07 million received as a policy holder/shareholder. The Company classified the shares received as available-for-sale securities in accordance with the provisions of SFAS 115.

      As of December 31, 2002 and 2001, the Company had unamortized debt issuance costs of $0.2 million and $0.3 million, respectively related to the $120.0 million convertible subordinated notes, adjusted for cumulative early extinguishments of $21.0 million and $20.0 million during the years ended December 31, 2002 and 2000 respectively (see Note 12). These costs are being amortized over seven years, the term of the notes.

Note 9 - Accrued Restructuring

      Beginning in the first quarter of 2001, RadiSys initiated a restructuring of its operations in light of overall market conditions and the economic downturn. These measures, which included workforce reductions, consolidation of certain facilities, fixed assets and capitalized software write-downs and other costs, were all largely intended to align the Company's capacity and infrastructure to anticipated demand and improve its cost structure.

      Accrued restructuring as of December 31, 2002 and December 31, 2001 consisted of the following:

                                                    December 31,    December 31,
                                                        2002            2001
                                                    ------------    ------------
First quarter 2001 restructuring charge ........       $1,637          $3,234
Second quarter 2001 restructuring charge .......           --             328
Fourth quarter 2001 restructuring charge .......        1,591           3,011
Liability assumed in Microware acquisition .....          190             917
Second quarter 2002 restructuring charge .......        1,760              --
                                                       ------          ------
                                                       $5,178          $7,490
                                                       ======          ======

      Second Quarter 2002 Restructuring Charge

      In June 2002, the Company recorded a restructuring provision of $4.4 million as a result of its continued efforts to improve its cost structure and consolidate redundant functions and facilities. The restructuring charge includes a workforce reduction of approximately 90 employees, the closure of the Houston, Texas Design Center, and the consolidation of certain domestic and international sales and service offices.

      Costs included in the charges were: (i) employee termination and related costs, (ii) facility charges related to vacating various locations both domestically and internationally, (iii) write-downs of property and equipment impaired as a result of the restructuring, and (iv) other charges including legal and accounting fees. Of the $4.4 million in restructuring charges, approximately $3.3 million consisted of cash expenditures.

      The following table summarizes the write-offs and expenditures related to the second quarter 2002 restructuring charge:

                             Employee
                          termination and                   Property and       Other
                           related costs     Facilities      equipment        charges          Total
                          ---------------    ----------     ------------      -------         -------
Restructuring costs ..        $ 2,606         $   750         $   530         $   465         $ 4,351
Expenditures .........         (1,827)           (205)             10             (46)         (2,068)
Write-offs/adjustments           (182)             19            (366)              6            (523)
                              -------         -------         -------         -------         -------
Balance accrued as of
   December 31, 2002 .        $   597         $   564         $   174         $   425         $ 1,760
                              =======         =======         =======         =======         =======

      Employee termination and related costs consist of severance, insurance benefits, and related costs associated with the elimination of 70 domestic positions and 20 international positions. All affected employees were notified prior to June 30, 2002; however, some costs associated with these terminations continue to be paid through the quarter ending June 30, 2003. As of December 31, 2002, RadiSys had paid $1.8 million of severance and recorded adjustments of $0.2 million for the over-accrual of severance costs related to this restructuring charge.

      Included in the facilities charge is $0.8 million related to the decision to vacate leased spaces at two of the Company's domestic locations and four international locations. Lease costs for these facilities are charged against the restructuring accrual on a monthly basis upon vacation of the premises until the lease contracts expire through June 30, 2005 or the facilities are sub-leased. If the facilities are not sub-leased, the outstanding facilities accrual may need to be increased. As of December 31, 2002, the Company had paid $0.2 million, net of sublease income, to satisfy the lease obligation.

      The property and equipment charge of $0.5 million is comprised of the net book value of the remaining computer hardware, manufacturing test equipment, and furniture and fixtures at the Houston, Texas facility and the net book value of furniture and fixtures, computer hardware, and computer software at Netherlands, Germany, and one of the United Kingdom facilities. The Company's decision to completely vacate the Texas, Netherlands, Germany, and one of the United Kingdom facilities during the second quarter prompted the need to write-off the net book value of part or all of the remaining assets at these locations. As of December 31, 2002, the Company had recorded $0.4 million to write-off the net book value of the assets.

      Other charges include legal and accounting fees related to the restructuring plan. As of December 31, 2002, the Company had paid $0.05 million in legal fees.

      First Quarter 2001 Restructuring Charge

      In March 2001, RadiSys recorded restructuring charges of $9.8 million, primarily as a result of the Company's decision to close the Houston, Texas surface mount manufacturing plant and to consolidate all internal manufacturing operations into the Hillsboro, Oregon plant. Additionally, certain sales offices were consolidated and end-of-life programs were accelerated on non-strategic products. These decisions were made in light of overall market conditions and the economic downturn experienced in the latter part of the fourth quarter of 2000 and, more significantly, during the first quarter of 2001. In 2000, migration of board assembly work to the Oregon plant was initiated, and in January 2001, the Company announced its plan to complete board assembly consolidation. As the quarter progressed, the Company recognized the need for even greater operating efficiency and decided to completely eliminate manufacturing operations in Houston, Texas by September 30, 2001. RadiSys continued to operate a service center in Houston, Texas, until the fourth quarter of 2001, when a decision was made to consolidate the service center into the Hillsboro, Oregon and Boca Raton, Florida facilities. During the second quarter of 2002, the Company made a decision to completely close the Houston, Texas facility and consolidate the design center into the Hillsboro, Oregon facility. Subsequently, the design center in Houston, Texas was closed and vacated in September 2002.

      Costs included in the charges were: (i) employee termination and related costs, (ii) facility and leasehold improvement charges related to vacating the manufacturing plant and two international sales offices, (iii) write-downs of property and equipment deemed impaired at the time of the restructuring, (iv) capitalized software write-downs associated with the acceleration of end-of-life product strategies, and (v) other charges including legal and accounting fees. Of the $9.8 million in restructuring charges, approximately $5.3 million consist of cash expenditures.

      The following table summarizes the restructuring charges, write-offs, and expenditures relating to this initiative, which commenced during the quarter ended March 31, 2001:

                              Employee
                            termination     Leasehold
                            and related  improvements and   Property and    Capitalized        Other
                               costs        facilities       equipment        software        charges          Total
                            -----------  ----------------   ------------    -----------       -------         -------
Restructuring costs ..        $ 2,777         $ 3,434         $ 2,460         $ 1,067         $   105         $ 9,843
Expenditures .........         (2,545)           (378)             --              --             (46)         (2,969)
Write-offs/adjustments             --            (113)         (2,460)         (1,067)             --          (3,640)
                              -------         -------         -------         -------         -------         -------
Balance accrued as of
     December 31, 2001            232           2,943              --              --              59           3,234
Expenditures .........            (36)           (679)             --              --             (10)           (725)
Write-offs/adjustments           (196)           (627)             --              --             (49)           (872)
                              -------         -------         -------         -------         -------         -------
Balance accrued as of
     December 31, 2002        $    --         $ 1,637         $    --         $    --         $    --         $ 1,637
                              =======         =======         =======         =======         =======         =======

      Employee termination and related costs consist of severance and insurance benefits, and related costs associated with the elimination of approximately 150 manufacturing positions in Houston, Texas along with approximately 50 other positions in sales and other supporting functions as announced on March 30, 2001. All affected employees were terminated prior to September 30, 2001; however, the costs associated with these terminations were paid through the quarter ended March 31, 2002. As of December 31, 2002, RadiSys had paid $2.6 million of severance and related termination costs and recorded adjustments of $0.2 million for the over-accrual of severance costs related to this restructuring charge.

      Included in the leasehold improvements and facilities charge is $2.5 million related to the decision to vacate leased space at the Houston, Texas plant and sales offices in France and Germany, and leasehold improvements approximating $1.0 million related to the Houston, Texas site. Lease costs and amortization of leasehold improvements for these facilities are charged against the restructuring accrual on a monthly basis upon vacation of the premises, until the lease contracts expire on June 30, 2005, or the facilities are sub-leased. If the facilities are not sub-leased, the outstanding facilities accrual may need to be increased. During the year ended December 31, 2002 and the last three quarters of the year ended December 31, 2001, the Company charged expenditures of $0.7 million and $0.4 million of lease costs and adjustments of $0.6 million and $0.1 million related to amortization of leasehold improvements, respectively, against the restructuring accrual.

      As a result of the decision to close the Houston manufacturing plant, the majority of property and equipment at the site was deemed to be impaired based upon an analysis conducted by the Company. Accordingly, all furniture, fixtures, and manufacturing and office equipment expected to be sold or scrapped were written down to estimated salvage values as of March 31, 2001 in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," ("SFAS 121"). No adjustments were made for assets expected to be transferred for use at the Hillsboro location. Most of the impaired assets were utilized until September 30, 2001, the plant closure date. RadiSys completely removed, sold, or scrapped these impaired assets by the end of 2001. A small portion of the assets relating to Surface Mount Technology ("SMT") production were removed from use and disposed of during the second quarter of 2001.

      During the quarter ended March 31, 2001, the Company discontinued all non-strategic in-process capitalized software efforts. As a result of these decisions, RadiSys wrote off $1.1 million relating to these capitalized software projects, as no future revenue would be realized from these projects. This write-off is included in Restructuring charges in the Consolidated Statement of Operations for the year ended December 31, 2001.

      Second Quarter 2001 Restructuring Charge

      In June 2001, the Company recorded a restructuring provision of $3.2 million, primarily relating to the closure of the Boston, Massachusetts DSP design center and severance of approximately 58 employees. The decision to close the design center and eliminate these positions was a result of a comprehensive review of the Company's infrastructure to lower its break-even point in subsequent quarters.

      Costs included in the charges were: (i) employee termination and related costs, (ii) facility and leasehold improvement charges related to vacating the design center, (iii) write-downs of property and equipment impaired as a result of the restructuring, (iv) capitalized software write-downs associated with end-of-life product strategies as a result of the restructuring, and (v) other charges including legal and accounting fees. All of the affected employees were terminated by September 30, 2001, and all costs associated with these terminations were paid through the quarter ended March 31, 2002. Facility charges continued to be paid and were taken against the accrual in August 2001 once the premises were vacated. Of the $3.2 million in restructuring charges, approximately $1.2 million consisted of cash expenditures.

      The following table summarizes the restructuring charges, write-offs, and expenditures relating to the second quarter 2001 restructuring charge:

                             Employee        Leasehold
                          termination and   improvements   Property and    Capitalized         Other
                           related costs   and facilities   equipment        software         charges          Total
                          ---------------  --------------  ------------    -----------        -------         -------
Restructuring costs ..        $ 1,298         $   249         $    51         $ 1,521         $   100         $ 3,219
Expenditures .........         (1,040)           (117)             --              --             (56)         (1,213)
Write-offs/adjustments             --            (106)            (51)         (1,521)             --          (1,678)
                              -------         -------         -------         -------         -------         -------
Balance accrued as of
   December 31, 2001 .            258              26              --              --              44             328
Write-offs/adjustments           (258)            (26)             --              --             (44)           (328)
                              -------         -------         -------         -------         -------         -------
Balance accrued as of
  December 31, 2002 ..        $    --         $    --         $    --         $    --         $    --         $    --
                              =======         =======         =======         =======         =======         =======

      Employee termination and related costs consist of severance, insurance benefits, and related costs associated with the elimination of 18 positions at the Boston, Massachusetts DSP design center and approximately 40 other positions at various locations, as announced on June 27, 2001. As of March 31, 2002, all employee termination and related costs had been paid. The Company recorded an adjustment of $0.3 million of over-accrued employee termination costs related to this restructuring accrual during the year ended December 31, 2002.

      Included in the leasehold improvements and facilities charge is $0.1 million related to the decision to vacate leased space at the Boston design center. Leasehold improvements totaling $0.1 million which relate to the Boston design center were written off as of June 30, 2001 when normal business activities in the Boston office ceased.

      As a result of the decision to close the Boston, Massachusetts DSP design center, certain property and equipment at the site were deemed to be impaired based upon an analysis conducted. Accordingly, all furniture, fixtures, office equipment, and engineering test equipment expected to be sold or scrapped were written down to estimated salvage values as of June 30, 2001, in accordance with SFAS 121. No adjustments were made for assets expected to be transferred for use at one of the Company's other locations.

      During the quarter ended June 30, 2001, the Company discontinued all capitalized software efforts at the Boston design center. As a result, the Company wrote off $1.5 million relating to these capitalized software projects, as no future revenue would be realized from these projects. This write-off is included in Restructuring charges in the Consolidated Statement of Operations for the year ended December 31, 2001.

Fourth Quarter 2001 Restructuring Charge

      In December 2001, the Company recorded a restructuring provision of $3.9 million, primarily relating to continued efforts to consolidate functions and to eliminate redundant geographical facilities. Part of this restructuring plan includes consolidating all service operations to the Hillsboro, Oregon facility. The decision was made in light of overall market conditions and the continuing impact of the 2001 economic downturn.

      Costs included in the charges were: (i) employee termination and related costs, (ii) facility and leasehold improvement charges related to vacating various locations both domestically and internationally, (iii) write-downs of property and equipment impaired as a result of the restructuring, and (iv) other charges including legal and accounting fees. Of the $3.9 million in restructuring charges, approximately $3.3 million consist of cash expenditures.

      The following table summarizes the restructuring charges, write-offs, and expenditures relating to the fourth quarter 2001 restructuring charge:

(In thousands)

                             Employee
                          termination and                   Property and       Other
                           related costs     Facilities      equipment        charges          Total
                          ---------------    ----------     ------------      -------         -------
Restructuring costs ..        $   914         $ 2,417         $   463         $   132         $ 3,926
Expenditures .........           (452)             --              --              --            (452)
Write-offs/adjustments             --              --            (463)             --            (463)
                              -------         -------         -------         -------         -------
Balance accrued as of
   December 31, 2001 .            462           2,417              --             132           3,011
Expenditures .........           (354)           (916)             --             (27)         (1,297)
Write-offs/adjustments           (108)            (15)             --              --            (123)
                              -------         -------         -------         -------         -------
Balance accrued as of
   December 31, 2002 .        $    --         $ 1,486         $    --         $   105         $ 1,591
                              =======         =======         =======         =======         =======

      Employee termination and related costs consist of severance, insurance benefits, and related costs associated with the elimination of 60 domestic positions and six international positions. All affected employees were notified prior to December 31, 2001; however, the costs associated with these terminations were paid through the quarter ended December 31, 2002. As of December 31, 2002, RadiSys had paid $0.8 million of employee termination and related costs for this restructuring charge. The Company recorded an adjustment of $0.1 million for over-accrued employee termination costs related to this restructuring accrual during the year ended December 31, 2002.

      Included in the facilities charge is $2.4 million related to the decision to vacate leased spaces at six of the Company's domestic locations and seven international locations. Lease costs for these facilities are charged against the restructuring accrual on a monthly basis upon vacation of the premises, until the lease contracts expire through June 30, 2005, or the facilities are sub-leased. If the facilities are not sub-leased the outstanding facilities accrual may need to be increased. During the year ended December 31, 2002, the Company charged $0.9 million of lease costs against the restructuring accrual.

      The property and equipment charge of $0.5 million is comprised of the remaining net book value of customized SAP software modules at the Houston facility. The Company's decision to vacate the remainder of the Houston facility during the fourth quarter prompted the decision to write off the remaining net book value of the SAP software costs.

Liabilities Assumed In Microware Acquisition

      Prior to the acquisition of Microware (see Note 20), Microware had recorded a restructuring charge of $1.1 million related to its foreign office closures and related severance costs. During the year ended December 31, 2002 and the fourth quarter of 2001, RadiSys paid $0.3 million and $0.2 million, respectively, of employee termination and related costs which were charged against this accrual. The Company also charged $0.2 million of legal expenses against this accrual and recorded an adjustment of $0.2 million for over-accrued employee termination costs as a benefit to income during the year ended December 31, 2002. The remaining balance of $0.2 million represents accrued employee termination and legal costs related to this restructuring accrual.

Note 10 - Other accrued liabilities

      Other accrued liabilities as of December 31, 2002 and 2001, consisted of the following:

                                                  December 31,      December 31,
                                                      2002              2001
                                                  ------------      ------------
Accrued warranty reserve ...............             $ 1,553           $ 2,344
Deferred revenues ......................                 541               863
Accrued royalty - IBM OCP ..............                 691             1,266
Other ..................................               3,913             6,304
                                                     -------           -------
Other accrued liabilities ..............             $ 6,698           $10,777
                                                     =======           =======

      The following is a summary of the change in the Company's warranty accrual reserve for the years ended December 31, 2002, 2001, and 2000:

                                                      Years Ended December 31,
                                             ---------------------------------------
                                              2002            2001            2000
                                             -------         -------         -------
Balances at the beginning of the year        $ 2,344         $ 1,752         $ 1,563
Product warranty accruals ...........          2,956           5,280           2,709
Adjustments for payments made .......         (3,658)         (4,688)         (2,201)
Adjustments to prior accruals .......            (89)             --            (319)
                                             -------         -------         -------
Balances at end of year .............        $ 1,553         $ 2,344         $ 1,752
                                             =======         =======         =======

Note 11 - Short-Term Borrowings

      During the quarter ended March 31, 2003, the Company renewed its line of credit facility, which expires on March 31, 2004, for $20.0 million at an interest rate based upon the lower of London Inter-Bank Offered Rate ("LIBOR") plus 1.0% or the bank's prime rate. The line of credit is collateralized by the Company's non-equity investments. The market value of these investments must exceed 125.0% of the borrowed facility amount, and the investments must meet specified investment grade ratings.

      As of December 31, 2002 and December 31, 2001, there was no outstanding balance on the line of credit.

Note 12 - Long-Term Liabilities

Convertible Subordinated Notes

      During the year ended December 31, 2000, RadiSys completed a private placement of $120.0 million aggregate principal amount of 5.5% convertible subordinated notes due August 2007. The notes are unsecured obligations convertible into RadiSys Common Stock at a conversion price of $67.80 per share and subordinated to all present and future senior indebtedness of the Company. Interest on the subordinated notes accrues at 5.5% per year and is payable semi-annually on February 15 and August 15.

      During the year ended December 31, 2002, RadiSys' Board of Directors authorized the repurchase in the open market or through privately negotiated transactions up to $30.0 million of the Company's 5.5% convertible subordinated notes. This authorization expired on February 21, 2003.

      For the year ended December 31, 2002, the Company repurchased approximately $21.0 million principal amount of the 5.5% convertible subordinated notes, with an associated net discount of $0.6 million for $17.5 million in cash as part of negotiated transactions with third parties. The early extinguishments of the notes resulted in a gain of $3.0 million.

      As of December 31, 2002 and 2001, RadiSys had $77.4 million and $97.5 million of convertible subordinated notes outstanding, net of unamortized discount of $1.7 million and $2.5 million, respectively. Amortization of discount on the convertible subordinated notes was $0.3 million for the year ended December 31, 2002 and 2001, respectively. The estimated fair value of the convertible subordinated notes was approximately $66.5 million and $70.9 million at December 31, 2002 and 2001, respectively.

Mortgage Payable

      Through the purchase of Microware, RadiSys assumed a long-term mortgage payable to GMAC Commercial Mortgage Company in the amount of $6.7 million (see
Note 20). The mortgage payable is secured by Microware's facility and by real estate in Des Moines, Iowa. In accordance with the provisions of the mortgage agreement, the Company issued an irrevocable standby letter of credit in the amount of $0.8 million, used as a part of collateral. The Company also had $0.8 million of restricted cash at December 31, 2002 and 2001 relating to the standby letter of credit. Monthly payments are $0.05 million, including interest at 7.46% with the unpaid balance due on January 1, 2008. The current portion of the mortgage payable of $0.08 million is included in Accounts payable in the Consolidated Balance Sheets as of December 31, 2002 and 2001.

      The aggregate maturities of long-term liabilities for each of the five years ending December 31, 2007 and thereafter are as follows:

                                                     Convertible
                                                     Subordinated      Mortgage
      Years Ending December 31,                         Notes          Payable
                                                     ------------      --------
         2003                                         $     --         $     83
         2004                                               --               89
         2005                                               --               97
         2006                                               --              104
         2007                                           79,024              113
      Thereafter                                            --            6,185
                                                      --------         --------
                                                        79,024            6,671
      Less: unamortized discount                        (1,658)              --
      Less: current portion                                 --              (83)
                                                      --------         --------
      Long-term liabilities                           $ 77,366         $  6,588
                                                      ========         ========

Note 13 - Commitments and Contingencies

      RadiSys leases most of its facilities, certain office equipment, and vehicles under non-cancelable operating leases which require minimum lease payments expiring from one to 10 years after December 31, 2002. Amounts of future minimum lease commitments in each of the five years ending December 31, 2003 through 2007 and thereafter are as follows:

         Years Ending                                             Future Minimum
         December 31,                                             Lease Payments
         -----------------------------------------------------------------------
            2003 ................................                    $ 4,079
            2004 ................................                      3,827
            2005 ................................                      3,109
            2006 ................................                      1,810
            2007 ................................                      1,772
         Thereafter .............................                      7,194
                                                                     -------
                                                                     $21,791
                                                                     =======

      Rent expense totaled $3.6 million, $5.6 million, and $5.2 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Note 14 - Income Taxes

      The income tax (benefit) provision consists of the following

(In thousands)

                                                                         Years Ended December 31,
                                                               -------------------------------------------
                                                                  2002             2001             2000
                                                                --------         --------         --------
Current payable from continuing operations (refundable):
   Federal .............................................        $ (7,800)        $ (4,505)        $  7,807
   State ...............................................              --               --            1,485
   Foreign .............................................              10               62              197
                                                                --------         --------         --------

    Total current payable ..............................          (7,790)          (4,443)           9,489
                                                                --------         --------         --------

Deferred (from continuing operations):
    Federal ............................................           4,898          (17,615)          (2,620)
    State ..............................................           1,072           (4,814)            (156)
    Foreign ............................................            (902)              --            1,050
                                                                --------         --------         --------
                                                                   5,068          (22,429)          (1,726)
                                                                --------         --------         --------

Total income tax (benefit) provision from continuing
operations .............................................        $ (2,772)        $(26,872)        $  1,726
                                                                ========         ========         ========

      The income tax (benefit) provision differs from the amount computed by applying the statutory federal income tax rate to pretax income as a result of the following differences:

                                                                      Years Ended December 31,
                                                                 --------------------------------
                                                                 2002          2001          2000
                                                                 ----          ----          ----
Statutory federal tax rate ..............................       (35.0)%       (35.0)%        35.0%
Increase (decrease) in rates resulting from:
   State taxes ..........................................        (3.4)         (5.0)          2.9
   Goodwill benefit from acquisitions ...................        (6.7)         (0.4)         (0.7)
   Deferred tax asset valuation allowance ...............         1.3          (0.3)        (17.1)
   Taxes on foreign income that differ from U.S. tax rate        (5.1)           --           0.9
   Tax credits ..........................................        (9.9)         (3.5)         (5.5)
   Other ................................................        (1.9)         (0.6)          3.7
                                                                -----         -----          ----
Effective tax rate ......................................       (60.7)%       (44.8)%        19.2%
                                                                =====         =====          ====

      The components of deferred taxes consist of the following:

 (In thousands)
                                                            December 31,
                                                    ---------------------------
                                                      2002               2001
                                                    --------           --------
Deferred tax assets:
   Accrued warranty ......................          $    596           $    934
   Inventory .............................             3,977              7,692
   Restructuring accrual .................             1,769              3,105
   Net operating loss carryforwards ......            25,730             32,359
   Tax credit carryforwards ..............            11,688              9,058
   Goodwill ..............................             1,840              2,730
   Other .................................             2,907              2,571
                                                    --------           --------
Total deferred tax assets ................            48,507             58,449
Less: valuation allowance ................           (16,176)           (19,274)
                                                    --------           --------
Net deferred tax assets ..................            32,331             39,175
                                                    --------           --------

Deferred tax liabilities:
   Capitalized software ..................                (9)              (952)
    Intangible assets - Microware ........            (3,146)            (4,092)
   Depreciation ..........................              (218)              (373)
                                                    --------           --------
Total deferred tax liabilities ...........            (3,373)            (5,417)
                                                    --------           --------
Total net deferred tax assets ............          $ 28,958           $ 33,758
                                                    ========           ========

      During 2002, the Company received a $6.7 million tax refund from the Internal Revenue Service ("IRS") pursuant to the provisions of the Economic Stimulus Bill, Job Creation and Workers Assistance Act of 2002 passed by Congress during the quarter ended March 31, 2002.

      The Company has recorded valuation allowances of $16.2 million and $19.3 million at December 31, 2002 and December 31, 2001, respectively, due to uncertainty involving utilization of net operating loss and tax credit carryforwards. The decrease in valuation allowance of approximately $3.1 million in 2002 resulted from a reduction in valuation allowance for expired net operating losses acquired through the merger with Texas Micro Inc. ("Texas Micro") of $2.3 million and a reduction in Microware net operating loss carryforward benefit of $0.9 million. Any tax benefits subsequently recognized from the acquired Microware net operating loss carryforwards would be allocated to goodwill.

      During the year ended December 31, 2000, management determined that it was more likely than not that the Company would realize a $1.5 million portion of deferred tax asset related to Texas Micro net operating loss carryforwards for which a valuation allowance had been previously provided. Accordingly, the income tax expense attributed to continuing operations for the year ended December 31, 2000 includes a $1.5 million tax benefit for the reduction of the deferred tax valuation allowance which resulted from this change in estimate.

      At December 31, 2002, the Company had total available federal and state net operating loss carryforwards of approximately $54.6 million and $46.4 million, respectively, before valuation allowance. The Company also had net operating loss carryforwards of approximately $4.2 million from certain non U.S. jurisdictions. The non U.S. net operating loss carryforwards are primarily attributable to Japan of approximately $3.0 million and they expire between 2003 and 2007. The federal net operating loss carryforwards expire between 2003 and 2022 and consist of approximately $7.1 million of current taxable loss remaining after loss carrybacks to prior years, $32.4 million of loss carryforwards from the Texas Micro merger in 1999, and $15.1 million of loss carryforwards from the Microware acquisition in August of 2001. The future utilization of the net operating loss carryforwards attributable to Texas Micro and Microware is limited pursuant to Section 382 of the Internal Revenue Code. The annual utilization limitations are $5.7 million and $0.7 million for Texas Micro and Microware, respectively.

      The Company has federal and state research and development tax credit and other federal tax credit carryforwards of approximately $11.7 million to reduce future income tax liabilities at December 31, 2002. The federal and state tax credits expire between 2003 and 2022. The federal tax credit carryforwards include research and development tax credits of $3.6 million and $0.2 million from the Texas Micro and Microware acquisitions, respectively. The utilization of these acquired credits is subject to an annual limitation pursuant to Section 383 of the Internal Revenue Code. Pretax book (loss)/income from domestic operations for the fiscal years 2002, 2001 and 2000 was ($7.1) million, ($63.1) million and $41.0 million, respectively. Pretax book (loss)/income from foreign operations for the fiscal years 2002, 2001 and 2000 was ($1.3) million, $0.6 million and ($0.6) million, respectively.

      The Company has indefinitely reinvested approximately $2.2 million of the undistributed earnings of certain foreign subsidiaries. Such earnings would be subject to U.S. taxation if repatriated to the U.S. It is not practical to determine the amount of the unrecognized deferred tax liability associated with the indefinitely reinvested foreign earnings.

      The Company is under audit by the IRS for years 1999 through 2001. The year 2002 will be included in the audit once the 2002 federal return is filed. The IRS also has the option to review the years 1996 through 1998 with respect to the net operating losses carried back to those years. If IRS asserts and sustains an unfavorable audit result, the Company may be required to record additional liability, lose deferred tax assets, and/or make cash payments for additional taxes, penalties and/or interest. Such amounts could be material and could have an adverse effect on the Company's financial condition, results of operations and liquidity. While management believes at this time that no such adverse result is forthcoming, it is not possible to predict the outcome of the audit with certainty.

On March 14, 2003, the Company completed the sale of its Savvi business. As a result of this transaction, the Company recorded $4.1 million in write-offs of goodwill and intangible assets (see Note 23)

Note 15 - Shareholders' Equity

      The following table summarizes the Company's weighted average shares for the years ended December 31, 2002, 2001, and 2000;

Weighted Average Shares Reconciliation

                                                    Years Ended December 31,
                                              ----------------------------------
                                               2002          2001          2000
                                              ------        ------        ------
Weighted average shares (basic) ......        17,495        17,249        16,974
Effect of dilutive stock options .....            --            --         1,187
                                              ------        ------        ------
Weighted average shares (diluted) ....        17,495        17,249        18,161
                                              ======        ======        ======

      The computation of diluted earnings per share ("EPS") does not include the dilution impact of the subordinated convertible notes for the three years presented as inclusion would be antidilutive.

      Of the total options outstanding at December 31, 2000, 351,000 shares of common stock were excluded from the computation of diluted EPS as the options' exercise prices were greater than the average market price of the RadiSys Common Stock. The Company's diluted weighted average shares in 2002 and 2001 exclude the effect of stock options as inclusion would be antidilutive.

Stock Repurchase Program

      The 2001 stock repurchase program expired during the third quarter of 2002. During the fourth quarter of 2002, the Board of Directors authorized a new stock repurchase program for the repurchase of up to 500,000 of its outstanding shares of common stock. During the years ended December 31, 2002, 2001, and 2000, the Company repurchased 147,000, 74,000, and 297,000 of outstanding shares, respectively, in the open market or through privately negotiated transactions for $1.1 million, $1.0 million, and $8.1 million, respectively. The timing and size of any future stock repurchases are subject to market conditions, stock prices, cash position, and other cash requirements.

Stock option plans

      On August 7, 1995, the Company established a 1995 Stock Incentive Plan ("1995 Plan"), under which the Company may issue up to 5.4 million shares of common stock to any non-employee directors and employees, with a maximum of 450,000 shares in connection with the hiring of an employee and 100,000 shares in any calendar year to one participant. Unless otherwise stipulated in the plan document, the Board of Directors, at their discretion, determines the exercise prices, which may not be less than the fair market value of RadiSys common stock at the date of grant, vesting periods, and the expiration periods which are a maximum of 10 years from the date of grant. Pursuant to the provisions of the 1995 Plan and in conjunction with the Company's merger with Texas Micro completed in August 1999, options that had been granted to the then Texas Micro employees were converted into options to purchase RadiSys common shares at an effective conversion rate of approximately 4.96 shares of Texas Micro common stock to one share of RadiSys common stock. During the year ended December 31, 1999, adjustments were made to reflect the effect of the three-for-two common stock split authorized by the Board of Directors. The Company recorded no compensation expense related to the 1995 Plan for the years ended December 31, 2002, 2001, and 2000. Options available for grant under the 1995 Plan totaled 1,000,000, 1,400,000 and 1,700,000 shares as of December 31, 2002, 2001 and
2000, respectively.

      In February 2001, RadiSys established a 2001 Nonqualified Stock Option Plan ("2001 Plan"), under which 1.5 million shares of the Company's common stock are reserved, subject to adjustments. Grants under the 2001 Plan may be awarded to selected employees, who are not executive officers or directors of the Company. The Board of Directors, at their discretion, determine exercise prices which may not be less than the fair market value of the Company's common stock at the date of grant, and expiration periods which are a maximum of 10 years from the date of grant. Options granted shall not become exercisable for the first six months from the date of grant, unless otherwise determined by the Board of Directors at their discretion. The Company recorded no compensation expense related to the 2001 Plan for the years ended December 31, 2002 and 2001. Options available for grant for the 2001 Plan totaled 282,000 and 1,051,000 shares as of December 31, 2002 and 2001, respectively. The table below summarizes the activities related to the Company's stock options:

(In thousands, except weighted average exercise prices)

                                  2002                        2001                         2000
                          --------------------         --------------------         --------------------
                                       Weighted                     Weighted                     Weighted
                                       Average                      Average                      Average
                                       Exercise                     Exercise                     Exercise
                          Shares        Price          Shares        Price          Shares        Price
                          ------       --------        ------       --------        ------       --------
Beginning balance         3,413         $25.65         2,906         $28.25         2,815         $18.29
    Granted .....         2,134          11.19         1,513          22.05         1,177          43.03
    Canceled ....          (939)         23.13          (845)         30.63          (404)         25.19
    Exercised ...           (70)         11.65          (161)         12.71          (682)         14.67
                          -----         ------         -----         ------         -----         ------
Ending balance ..         4,538         $19.59         3,413         $25.65         2,906         $28.25
                          =====         ======         =====         ======         =====         ======

      The following table summarizes the information about stock options outstanding at December 31, 2002:

(Shares in thousands)

                                       Options Outstanding             Options Exercisable
                             -----------------------------------     -----------------------
                                            Weighted
                                 Number      Average    Weighted       Number       Weighted
                              Outstanding   Remaining    Average     Exercisable    Average
                                 As of     Contractual  Exercise        As of       Exercise
Range of Exercise Prices      12/31/2002       Life       Price       12/31/2002      Price
-----------------------------------------   ----------  --------     -----------    --------
$ 3.74 - $ 9.29                    922          6.86      $ 5.25           23        $ 7.45
$ 9.59 - $16.76                  1,231          5.50       13.88          285         12.49
$16.83 - $23.88                    973          3.78       19.36          652         19.51
$24.00 - $42.00                  1,150          4.00       30.52          404         28.39
$42.88 - $61.50                    262          3.99       49.80          176         49.59
                                 -----          ----      ------        -----        ------
$ 3.74 - $61.50                  4,538          4.94      $19.59        1,540        $23.79
                                 =====          ====      ======        =====        ======

Employee Stock Purchase Plan

      In December 1995, the Company established an Employee Stock Purchase Plan ("ESPP"). All employees of RadiSys and its subsidiaries who customarily work 20 or more hours per week, including all officers, are eligible to participate in the ESPP. Prior to August 15, 2000, a separate offering of Common Stock to eligible employees under the ESPP (an "Offering") commenced on February 15 and August 15 of each calendar year under the ESPP (the "Enrollment Dates") and had a term of 18 months, except that, in calendar year 1999, the first Offering was for a period commencing on June 12, 1999 and ending on August 15, 2000. Beginning with the Offering that commenced on August 15, 2000, separate offerings of Common Stock to eligible employees under the ESPP (also an "Offering") commence on February 15, May 15, August 15 and November 15 of each calendar year (also "Enrollment Dates") and continue for a period of 18 months. Multiple separate Offerings are in operation under the ESPP at any given time. An employee may participate in only one Offering at a time and may purchase shares only through payroll deductions permitted under the provisions stipulated by the ESPP. The purchase price is the lesser of 85% of the fair market value of the common stock on date of grant or that of the purchase date. Pursuant to the provisions of the ESPP, the Company is authorized to issue up to 1,750,000 shares of common stock. For the years ended December 31, 2002, 2001, and 2000 the Company issued 332,000, 202,000, and 196,000 shares under the plan, respectively.

Note 16 - Benefit Plans

401(k) Savings Plan

      The Company established a 401(k) Savings Plan ("401(k) Plan"), a defined contribution plan, as of January 1, 1989 and amended through January 1, 2001, in compliance with Section 401(k) and other related sections of the Internal Revenue Code and corresponding Regulations issued by the Department of Treasury and Section 404(c) of Employee Retirement Income Security Act of 1974 ("ERISA"), to provide retirement benefits for its United States employees. Under the provisions of the plan, eligible employees are allowed pre-tax contributions of up to 20% of their annual compensation or the maximum amount permitted by the applicable statutes. Additionally, eligible employees can elect after-tax contributions of up to 5% of their annual compensation, within the limits set forth by pre-tax contributions, or to the maximum amount permitted by the applicable statutes. Pursuant to the provisions of the 401(k) Plan, the Company may contribute 50% of pre-tax contributions made by eligible employees, adjusted for loans and withdrawals, up to 6% of annual compensation for each eligible employee. The Company may elect to make supplemental contributions as periodically determined by the Board of Directors at their discretion. The contributions made by the Company on behalf of eligible employees become 100% vested after three years of service, or 33% per year after one year of service. The Company's total contributions to the 401(k) Plan amounted to $0.8 million, $0.9 million, and $1.1 million in 2002, 2001, and 2000, respectively. In addition, some of the Company's employees outside the United States are covered by various defined contribution plans, in compliance with the statutes of respective countries. The expenses incurred for these plans were $0.1 million for each of the three years presented.

Deferred Compensation Plan

      Effective January 1, 2001, the Company established a Deferred Compensation Plan, providing its directors and certain eligible employees with opportunities to defer a portion of their compensation as defined by the provisions of the plan. The Company credits additional amounts to the deferred compensation plan to make up for reductions of Company contributions under the 401(k) Plan. The deferred amounts are credited with earnings and losses under investment options chosen by the participants. The Company sets aside deferred amounts, which are then invested in long-term insurance contracts. All deferred amounts and earnings are 100% vested at all times, but are subject to the claims of creditors of the Company under a bankruptcy proceeding. Benefits are payable to a participant upon retirement, death, and other termination of employment on such other date as elected by the participant in accordance with the terms of the plan (see Note 8). Deferred amounts may be withdrawn by the participant in case of financial hardship as defined in the plan agreement.

Note 17 - Segment Information

      The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based upon the way that management organizes the segments within the Company for making operating decisions and assessing financial performance.

      The Company has aggregated divisional results of operations into a single reportable segment as allowed under the provisions of SFAS 131 because divisional results of operations reflect similar long-term economic characteristics, including average gross margins. Additionally, the divisional operations are similar with respect to the nature of products sold, types of customers, production processes employed and distribution methods used. Accordingly, the Company describes its reportable segment as designing and manufacturing embedded computing solutions. All of the Company's revenues result from sales within this segment.

      Information about the Company's geographic revenues and long-lived assets by geographical area is as follows:

Geographic Revenues

                                               Years Ended December 31,
                                      ------------------------------------------
                                        2002             2001             2000
                                      --------         --------         --------
    United States ...........         $109,666         $118,383         $195,129
    Europe and Israel .......           77,081           91,033          125,213
    Asia Pacific - Japan ....            5,223            9,843           14,488
    Other foreign ...........            8,117            8,454            5,846
                                      ========         ========         ========
Total .......................         $200,087         $227,713         $340,676
                                      ========         ========         ========

Long-lived assets by Geographic Area

                                                     December 31,   December 31,
                                                         2002           2001
                                                     ------------   ------------
Property and equipment, net
    United States ..........................           $25,538        $29,341
    Europe .................................               298            773
    Asia Pacific - Japan ...................                46             91
                                                       -------        -------
Total property and equipment, net ..........           $25,882        $30,205
                                                       =======        =======

Goodwill
United States ..............................           $29,969        $30,679
Europe .....................................                --             --
Asia Pacific - Japan .......................                --             --
                                                                      -------
Total goodwill, net ........................           $29,969        $30,679
                                                                      =======

Intangible assets, net
    United States ..........................           $11,159        $14,188
    Europe .................................                --             --
    Asia Pacific - Japan ...................                --             --
                                                       -------        -------
Total intangible assets, net ...............           $11,159        $14,188
                                                       =======        =======

      Two customers accounted for more than 10% of total revenues in 2002. Nortel accounted for $34.1 million or 17.1% and Nokia accounted for $26.2 million or 13.1% of the total revenues for the year ended December 31, 2002. Two customers accounted for more than 10% of total revenues in 2001. Nortel accounted for $35.7 million or 15.7% and Nokia accounted for $24.9 million or 10.9% of the total revenues for the year ended December 31, 2001. Nortel accounted for $36.5 million or 10.7% of the total revenues for the year ended December 31, 2000.

Note 18 - Gain on Sale of Assets

      During the fourth quarter of 2002, RadiSys sold its Multibus business to US Technologies for $1.2 million. Consideration included $0.7 million cash and a $0.5 million note receivable. The sale resulted in a net gain of $1.2 million recorded in Income from operations in the Consolidated Statement of Operations for the year ended December 31, 2002 in accordance with the provisions of SFAS 144.

      During the first quarter of 2000, RadiSys sold a total of 367,000 shares of GA common stock for a net gain of $0.9 million. This gain is reflected in Other income in the Consolidated Statement of Operations for the year ended December 31, 2000.

Note 19 - Other Income (Expense), net

      Other income (expense), net, primarily consisted of foreign currency transaction losses, net of gains, of $1.3 million, $0.8 million, and $0.5 million, respectively, for the years ended December 31, 2002, 2001, and 2000. The Company recorded gain on early extinguishments of convertible subordinated notes of $3.0 million and $5.1 million for the years ended December 31, 2002 and 2000 in other income (expense), net, in order to comply with the provisions of SFAS 145. Other income (expense) also included the net gain of $0.9 million on sale of GA common stock recorded during the year ended December 31, 2000 (see
Note 18).

Note 20 - Acquisitions

S-Link Acquisition

      On April 20, 2001 RadiSys acquired privately-held S-Link in a cash transaction totaling approximately $4.7 million. The Company anticipated the acquisition would enhance its technology and building blocks for signaling applications within packet networks. The acquisition of S-Link was accounted for using the purchase method in accordance with APB Opinion No. 16, "Business Combinations." The results of operations for S-Link have been properly reflected in the Consolidated Statement of Operations for the year ended December 31, 2001 since the date of acquisition. The aggregate purchase price of $4.7 million was allocated to fixed assets of $0.2 million, goodwill of $2.8 million, and other intangible assets relating to acquired technology of $1.7 million. Subsequent to year-end, RadiSys sold its Savvi business, a product line acquired through the S-link acquisition.

Microware Acquisition

      On August 10, 2001, RadiSys acquired 83% of Microware's net liabilities. Subsequently, on August 27, 2001, the Company completed the acquisition of the remaining interest of Microware. The Company anticipated the acquisition of Microware would provide a highly differentiated leadership position for solutions using Intel's IXP family of network processors. The acquisition of Microware was accounted for using the purchase method. The results of operations for Microware have been properly reflected in the financial statements since the date of acquisition. The aggregate purchase price of $13.9 million was allocated to current assets of $2.4 million, fixed assets of $9.9 million, other assets of $0.6 million, intangibles relating to acquired technology, patents, and license agreements of $11.2 million, goodwill of $5.1 million, current liabilities of ($5.8) million, accrued restructuring of ($1.1) million, and long-term debt of ($8.4) million. In connection with this acquisition, RadiSys paid off Microware's 8% convertible debenture with Elder Court for $2.2 million, of which $0.5 million represented a payment on early settlement of the debenture.

Unaudited Pro Forma Disclosure of 2001 Acquisitions

      The following unaudited pro forma information presents the results of operations of the Company as if the S-Link and Microware acquisitions described above had occurred as of the beginning of the periods presented, after reflecting adjustments for amortization of goodwill related to S-Link and intangibles and the estimated resulting effects on income taxes. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations for future periods, or what would actually have been realized had S-Link and Microware been acquired at the beginning of the periods presented.

(In thousands)

                                                     Years Ended December 31,
                                                 -------------------------------
                                                    2001                2000
                                                 -----------         -----------
      Revenues ............................      $   235,293         $   355,207
      Net (loss) income ...................      $   (40,272)        $    22,436
      Net (loss) income per share (basic) .      $     (2.33)        $      1.32
      Net (loss) income per share (diluted)      $     (2.33)        $      1.24
                                                 -----------         -----------

Note 21 - Legal Proceedings

      In the normal course of business, the Company becomes involved in litigation. As of December 31, 2002, RadiSys had no pending litigation that would have a material effect on the Company's financial position, results of operations, or cash flows.

Note 22 - Subsequent Events

      In January 2003, the Company announced that it would be taking several steps intended to further improve its profitability and market diversification. These steps include an increased level of outsourced manufacturing to reduce product costs, the sale of its Savvi next-generation telecom IP signaling business to enable further diversification and other reductions in spending.

      As a result of the above restructuring, the Company's employee base was reduced by 108 positions from the December 31, 2002 level of 620 employees. The 108 positions eliminated included 58 from manufacturing operations, 42 from shifts in portfolio investments, and 8 in support functions. A majority of the reductions took place in January 2003 with the remaining reductions projected to be complete during the first quarter of 2003. As a result of the elimination of the 108 positions, the Company expects to incur an employee termination and related charge of approximately $2.0 million in cash.

      In January 2003, RadiSys' Board of Directors authorized the repurchase in the open market or through privately negotiated transactions up to $20.0 million of the Company's 5.5% convertible subordinated notes.

      In February 2003, the Company repurchased approximately $10.3 million principal amount of the 5.5% convertible subordinated notes, with associated net discount of $0.3 million for $9.2 million in a negotiated transaction with a third party. The early extinguishment of the notes resulted in a gain of $0.8 million

      On March 14, 2003, the Company completed the sale of its Savvi next-generation telecom IP signaling business for a loss of approximately $4.3 million.

Note 23 - Discontinued Operations

      On March 14, 2003, the Company completed the sale of its Savvi business resulting in a loss of $4.3 million. As a result of this transaction, the Company recorded $4.1 million in write-offs of goodwill and intangible assets. The total $4.7 million loss from discontinued operations recorded in the three months ended March 31, 2003 includes the $4.3 million loss on the sale of the Savvi business as well as $393 thousand of net losses incurred by the business unit during the quarter, before the business unit was sold. Savvi net revenues are included in the loss from discontinued operations and amounted to $52 thousand, $39 thousand and none for the years ended December 31, 2002, 2001, and 2000, respectively. For the year ended December 31, 2002, a total of $1.5 million, or $0.09 per weighted average share outstanding, was reclassified from continuing operations to loss from discontinued operations, net of tax benefit. For the year ended December 31, 2001, a total of $1.4 million, or $0.08 per weighted average share outstanding, was reclassified from continuing operations to loss from discontinued operations, net of tax benefit. The Company no income or loss on the Savvi business line for the year ended December 31, 2000, as the Savvi business line was part of the S-Link acquisition which was completed in 2001.